UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Preliminary Proxy Statement

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material under §240.14a-12

GERMAN AMERICAN BANCORP, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than Registrant)
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Fee paid previously with preliminary materials

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Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

GERMAN AMERICAN BANCORP, INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 18, 2023
We are pleased to notify you that we will hold the 2023 annual meeting of our shareholders on Thursday, May 18, 2023, at 6:30 P.M., Eastern Time, at the Klub Haus 61, 2031 Newton Street, Jasper, Indiana, for the following purposes:
1.
To elect four (4) directors, each to serve until the 2026 annual meeting of our shareholders;

2.
To approve, on an advisory basis, the compensation of our Executive Officers who are named in the compensation disclosures in the accompanying Proxy Statement;

3.
To advise on the frequency of the advisory vote on executive compensation;

4.
To approve, on an advisory basis, the appointment of Crowe LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2023; and

5.
To transact such other business as may properly come before the meeting.

Our Board of Directors has established the close of business on March 9, 2023 as the “record date” for this annual meeting. This means that you are entitled to vote at this meeting (in person or by legally-appointed proxy) if our stock records show that you owned our Common Shares at that time.
We invite you to attend this annual meeting in person. Even if you plan to attend, please complete, sign and date the accompanying proxy and return it to our agent promptly in the enclosed postage-paid envelope — or, vote by Internet or by telephone by following the instructions in the accompanying Proxy Statement.
Video Replay: For those who are unable to attend the annual meeting in person, a video replay will be available shortly after the meeting concludes and can be accessed by visiting www.germanamerican.com and selecting the Investor Relations area. The replay will remain available for at least 30 days.
GERMAN AMERICAN BANCORP, INC.
Bradley M. Rust
Secretary
March 27, 2023
Jasper, Indiana

PROXY STATEMENT

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PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS OF
GERMAN AMERICAN BANCORP, INC.
to be held May 18, 2023
INTRODUCTION
The Board of Directors of German American Bancorp, Inc. is soliciting proxies from shareholders for its use at the 2023 annual meeting of shareholders, and at any adjournment or adjournments of that meeting. The annual meeting is scheduled to be held on Thursday, May 18, 2023, at 6:30 P.M., Eastern Time, at the Klub Haus 61, 2031 Newton Street, Jasper, Indiana.
To improve readability, German American Bancorp, Inc., which has prepared this proxy statement, will sometimes speak in this document in the first-person (using words such as “we” or “our” or “us”) and will address its shareholders using second-person words (such as “you” or “your”). We will also sometimes refer to German American Bancorp, Inc., as “the Company.” References to the Board of Directors of the Company in this proxy statement will usually be shortened to “our Board.” References to our “Proxy Committee” will refer to Zachary W. Bawel and Chris A. Ramsey, who are designated by the proxy cards that accompany this proxy statement as being the persons who are authorized to vote at the annual meeting those shares that are owned of record by shareholders that sign and return such proxy cards.
We are mailing this proxy statement, together with our 2022 annual report (Form 10-K) and summary annual report, a proxy card and an invitation to attend our annual meeting, to our shareholders on or about April 3, 2023.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 18, 2023:
This proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, are available free of charge at www.edocumentview.com/GABC.
INFORMATION ABOUT THE MEETING AND VOTING
Purposes of the Meeting
The purposes of the annual meeting are:
1.
To elect four (4) directors, each to serve until the 2026 annual meeting of our shareholders;

2.
To approve, on an advisory basis, the compensation of our Executive Officers who are named in the compensation disclosures in this Proxy Statement;

3.
To advise on the frequency of the advisory vote on executive compensation;

4.
To approve, on an advisory basis, the appointment of Crowe LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2023; and

5.
To transact such other business as may properly come before the meeting.

Shareholders Entitled to Vote at the Meeting
Our Board has established the close of business on March 9, 2023 as the “record date” for this annual meeting. This means that you are entitled to vote at this meeting (and any adjournments) if our records show that you owned our Common Shares at that time. As of this record date, 29,493,201 of our common shares were issued and outstanding, held by approximately 3,153 registered shareholders of record. Each issued and outstanding Common Share as of the record date is entitled to one vote on each matter properly to come before the annual meeting and can be voted only if the record owner of that share, determined as of the record date, is present in person at the meeting or represented by proxy.

Voting Shares By Proxy That You Hold In Your Name
You have three choices:
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VOTE BY INTERNET — www.envisionreports.com/GABC. Use the Internet to transmit your voting instructions up until 1:00 A.M. Central Time on May 18, 2023. Have your proxy card in hand when you access the website. Follow the steps outlined on the secured website.

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VOTE BY PHONE — 1-800-652-VOTE (8683). Call toll free within the United States, Canada, and Puerto Rico any time on a touch tone telephone up until 1:00 A.M. Central Time on May 18, 2023. There is NO CHARGE to you for the call. Have your proxy card in hand when you call. Follow the instructions provided by the recorded message.

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VOTE BY MAIL — Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or mail it to Proxy Services, c/o Computershare Investor Services, P.O. Box 43078, Providence, RI 02940-3078.

Voting Shares That You Hold in Brokerage or Similar Accounts
Many shareholders hold their shares through a stockbroker, bank, or other nominee rather than directly in their own name. If you hold your shares in one of these ways, you are considered a beneficial owner, not a record owner, and you therefore have no direct vote on any matter to come before the annual meeting. Your broker, bank, or nominee will send you voting instructions for you to use in directing the broker, bank or nominee in how to vote your shares. Your broker, bank or nominee may allow you to deliver your voting instructions via the telephone or the Internet.
If you hold your shares through a broker and you do not timely provide your broker with specific instructions on how to vote your shares, your broker will not be authorized to cast a vote on your behalf on Proposals 1 through 3, but will be authorized to cast a vote on your behalf, in its discretion, on Proposal 4. In such cases, a “broker non-vote” may be entered with respect to your shares on Proposals 1 through 3 to reflect that your broker was present with respect to your shares at the meeting but was not exercising voting rights on your behalf with respect to those shares.
Your Voting Options on Each of the Proposals
You may vote “for” or “withhold” (meaning you choose to withhold from our Proxy Committee your authority to vote) with respect to the election of each nominee for director (Proposal 1 on the proxy card).
You may vote “for,” “against” or “abstain” with respect to:
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the nonbinding advisory proposal on the compensation of our Named Executive Officers (Proposal 2 on the proxy card); and

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the nonbinding advisory proposal on the approval of the appointment of Crowe LLP (Proposal 4 on the proxy card).

You may vote “for” any of the following frequencies (or you may abstain from voting) as to the nonbinding advisory vote on the frequency of the advisory vote on executive compensation (Proposal 3 on the proxy card):
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every third year (“3 Years” on the proxy card)

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every other year (“2 Years” on the proxy card); or

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every year (“1 Year” on the proxy card).

If any other matter is properly brought before the meeting and you have returned a proxy card (thereby appointing our Proxy Committee, or their designees, to vote your shares), your shares will be voted on that matter in accordance with the discretion and judgment of the Proxy Committee. You will have no opportunity on the proxy card to direct the Proxy Committee as to such matters due to their presently unknown nature.

Our Board’s Voting Recommendations
Our Board recommends that you vote:
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FOR the election as directors of the four (4) individuals named as its nominees in this proxy statement (Proposal 1 on the proxy card);

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FOR approval, on an advisory basis, of the compensation of our Executive Officers who are named in the compensation disclosures in this proxy statement (Proposal 2 on the proxy card);

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FOR the “every third year” (“3 Years” on the proxy card) choice, on an advisory basis, as to the frequency of the advisory vote on executive compensation (Proposal 3 on the proxy card); and

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FOR the approval, on an advisory basis, of the appointment of Crowe LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2023 (Proposal 4 on the proxy card).

As noted above, if any other matter is properly brought before the annual meeting, the Company — through the individuals named on the enclosed proxy card acting as our Proxy Committee, or their designees, and pursuant to the authorization granted under the proxy card — will vote your shares on that matter in accordance with the discretion and judgment of the Proxy Committee.
Required Votes to Elect Directors
Four (4) positions on our Board are scheduled to be filled by vote of the shareholders at the annual meeting. As a shareholder, you are entitled to cast one vote per share for each of up to four (4) nominees for election as directors at the annual meeting, but you may not cumulate your votes (in other words, you may not cast votes representing four (4) times the number of your shares entitled to vote in favor of a single nominee). Directors are elected from among the nominees by a plurality of the votes that are cast among all nominees; this means the individuals whose names are validly placed into nomination at the meeting who receive the four (4) highest number of votes cast “for” their election will be elected as directors of the Company. A properly returned proxy indicating “withhold” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. “Broker non-votes” will not be counted as votes cast on the proposal and will have no effect on the election of directors.
Required Vote to Approve Proposals
A majority of the votes cast at the meeting will approve: (i) the proposal to approve on an advisory basis the compensation of our Named Executive Officers; (ii) the proposal to approve the appointment of Crowe LLP; and (iii) all other matters that arise at the annual meeting. Shares voted “for” the proposal and shares represented by returned proxies that do not contain instructions to vote against the proposal or to abstain from voting will be counted as shares cast for the approval of the proposal. Abstentions and broker non-votes will not be treated as votes cast “for” or “against” the proposal but shall be included for purposes of determining whether a quorum is present.
With respect to the advisory vote on the frequency of future advisory votes on executive compensation, the alternative receiving the greatest number of votes (every year, every other year, or every third year) will be deemed to be the frequency that shareholders approve.
Please note, however, that because the votes on the compensation of our Named Executive Officers, the frequency of future votes on executive compensation, and the appointment of Crowe LLP are each advisory in nature, the results of such votes will not be binding upon our Board or its committees.
Quorum
Indiana law provides that any shareholder action at a meeting requires that a quorum exist with respect to that meeting. Once a share is represented for any purpose at a meeting, it is deemed by Indiana law to be present for quorum purposes for the remainder of the meeting and (unless a new record date is or must be set for any such adjournment) any adjournment of that meeting.

A majority of the common shares entitled to vote at this meeting, present either in person or by proxy, will constitute a quorum for all purposes at the meeting. If a quorum should not be present, the annual meeting may be adjourned from time to time until a quorum is obtained.
Shares held of record by shareholders who (in person or by proxy) abstain from voting on any or all proposals (and shares represented by “broker non-votes,” described above under “Voting Shares That You Hold in Brokerage or Similar Accounts”) will be included in the number of shares present at the meeting for purposes of determining the presence of a quorum. However, abstentions and broker non-votes as to any proposal will not be considered to be votes that have been “cast” on that proposal and therefore will not affect the outcome of the vote on any proposals described by this proxy statement.
Voting on Possible Other Matters
We are not aware that any person intends to propose that any matter, other than the four (4) numbered proposals specifically described by this proxy statement, be presented for consideration or action by our shareholders at our annual meeting. If any such other matter should properly come before the meeting, however, favorable action on such matter would generally require the affirmative vote of a majority of the votes cast, unless our articles of incorporation or bylaws or applicable law require otherwise. If you vote by proxy, you will be granting our Proxy Committee authority to vote your shares on any such other matter in accordance with their discretion and judgment.
Revocation of Proxies or Voting Instructions
A shareholder of record who has delivered a proxy card in response to this solicitation may revoke it before it is exercised at the annual meeting by executing and delivering a timely and valid later-dated proxy, by voting by ballot at the meeting or by giving written notice to the Secretary. If a shareholder of record has voted via the Internet or by telephone, such shareholder may also change that vote with a timely and valid later Internet or telephone vote, as the case may be, or by voting by ballot at the meeting. Attendance at the meeting will not have the effect of revoking a proxy unless a shareholder gives proper written notice of revocation to the Secretary before the proxy is exercised or the shareholder votes by ballot at the meeting. Beneficial owners who have directed their broker, bank or nominee as to how to vote their shares should contact their broker, bank or nominee for instructions as to how they may revoke or change those voting directions.
Solicitation of Proxies
Our Board is making this solicitation of proxies for our annual meeting. Our Company will bear all costs of such solicitation, including the cost of preparing and mailing this proxy statement and the enclosed form of proxy. After the initial mailing of this proxy statement, proxies may be solicited by mail, telephone, facsimile transmission or personally by directors, officers, employees or agents of the Company. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward soliciting materials to beneficial owners of shares held by them for the accounts of beneficial owners, and we will pay their reasonable out-of-pocket expenses.
Video Replay
For those shareholder who are unable to attend the annual meeting in person, a video replay will be available shortly after the meeting concludes and can be accessed by visiting www.germanamerican.com and selecting the Investor Relations area. The replay will remain available for at least 30 days.

PROPOSAL 1
ELECTION OF DIRECTORS
Our full Board currently consists of fourteen (14) directors, after having increased its size from the twelve (12) directors who were members of our Board at the time of the conclusion of the 2022 annual meeting of the Company’s shareholders. Diane B. Medley and Angela Curry were appointed to our Board, effective as of July 1, 2022 and January 1, 2023, respectively, after having been identified and recruited by the Board’s Governance/ Nominating Committee. Our Board is divided into three classes, and directors in each class generally serve a three-year term. The terms of each class expire at successive annual meetings so that the shareholders elect one class of directors at each annual meeting. The current classification of our Board is:
Terms expiring at this annual meeting:	Diane B. Medley, Chris A. Ramsey, M. Darren Root, Mark A. Schroeder, and Jack W. Sheidler
Terms expiring at the 2024 annual meeting:	Angela Curry, Marc D. Fine, Jason M. Kelly, Christina M. Ryan, and Tyson J. Wagler
Terms expiring at the 2025 annual meeting:	Zachary W. Bawel, D. Neil Dauby, Susan J. Ellspermann, and Thomas W. Seger
Mr. Schroeder, however, is not eligible to stand for re-election at this year’s annual meeting because he has attained the mandatory retirement age specified by our Company’s Bylaws (which provide that a director may not be elected after reaching the age of 69 years). In addition, Mr. Ramsey has informed the Company that he will not stand for re-election at this year’s annual meeting. Mr. Ramsey’s decision to not stand for re-election was not a result of any disagreement with the Company. In light of the vacancies that will result from these departures and in accordance with our Company’s Bylaws, our Board has elected to reduce the number of directors from fourteen (14) to twelve (12) effective as of the date of this year’s annual meeting. In addition, in order that the number of directors in each of our Board’s three (3) classes are as nearly equal as possible, effective as of the date of this year’s annual meeting, Ms. Curry will be moved to the class standing for election at this year’s annual meeting.
Taking into consideration these changes, our Board, on the recommendation of the Governance/ Nominating Committee, has nominated each of Angela Curry, Diane B. Medley, M. Darren Root and Jack W. Sheidler for re-election at this year’s annual meeting. If re-elected, each of these four (4) nominees will serve on our Board until the 2026 annual meeting, or until his or her successor is duly elected and qualified in accordance with the Company’s Bylaws. If any of these nominees should become unable to accept election, our Proxy Committee may vote for other person(s) selected by our Board. Our Board has no reason to believe that any of the nominees will be unable to accept election.
We present below certain information concerning our Board’s nominees for election at this year’s annual meeting, followed by information concerning those Board members who are not standing for election this year and whose term of office will continue after the annual meeting. This information includes their present principal occupations, which have been the same for the last five years, unless otherwise noted. The biographies of each of the nominees and continuing directors below contain information regarding the experiences, qualifications, attributes or skills that caused the Governance/Nominating Committee and our Board to determine that the person should be re-elected (or should continue to serve even if not standing for re-election) as a director for the Company in 2023.
Following the director biographies is information concerning our corporate governance and committee structures. We have noted in the biographies the committee memberships of those directors who serve on those standing committees about which information is provided elsewhere in this document, namely our Compensation/Human Resources, Audit, and Governance/Nominating Committees. Our directors also serve on other committees of our Board and the board of directors of the Company’s banking subsidiary that are not required to be described by this proxy statement and which are therefore not identified in these listings.

Elsewhere in this proxy statement you will find information concerning the amount of our common shares that are beneficially owned by each of our directors (see “OWNERSHIP OF OUR COMMON SHARES BY OUR DIRECTORS AND EXECUTIVE OFFICERS”) and information regarding the compensation of our directors (see “DIRECTOR COMPENSATION”). We urge you to review all of this information when deciding how to vote on Proposal 1.
Our Board recommends that you vote FOR all four (4) of the nominees named below.
The following persons have been nominated for election to the Board:
Nominees for Election at this Annual Meeting (with Terms to Expire at the 2026 Annual Meeting)
Angela Curry
Angela Curry, 50, was appointed to our Board effective January 1, 2023, after having been identified and recruited by the Governance/Nominating Committee of our Board. Ms. Curry serves as General Counsel and Vice President for Legal Affairs at the University of Louisville. As General Counsel, Curry serves as the University’s chief legal officer. She directs and manages the provision of all legal services to the University of Louisville while supporting and advancing the overall mission and Cardinal Principles. In addition to her role as General Counsel and Vice President for Legal Affairs, in 2021, Curry was also appointed to serve as Interim Chief of Staff for the University. She is very active in several Louisville civic organizations. The Board believes that Ms. Curry’s extensive skills in complex litigation management, corporate governance, human resource management, strategic negotiations, employment law, litigation oversight, compliance training and corporate administration along with her knowledge of the greater Louisville market make her an incredible asset to the Board and the Company.
Diane B. Medley
Diane B. Medley, 67, was appointed to our Board effective July 1, 2022, after having been identified and recruited by the Governance/Nominating Committee of our Board. Ms. Medley is the Executive Chairman of Mountjoy Chilton Medley CPAs and Advisors. MCM CPAs and Advisors is the largest CPA firm in the region and 76th largest professional and financial services firm in the United States with 6 locations across Kentucky, Indiana, and Ohio. As the former Managing Partner and Co-founder of the firm, she was the first woman in the region to hold this position. She has extended her leadership and expertise to many organizations across Kentucky and Indiana. Ms. Medley is a respected leader in the financial industry with immense knowledge and expertise in building and growing businesses of all sizes. Her strong entrepreneurial spirit, focus on serving her community, and local knowledge within the markets the Company does business are viewed by the Board as being integral in shaping and enhancing the Company in the years to come.
M. Darren Root
M. Darren Root, 62, was appointed to the Board effective January 1, 2013. Mr. Root serves as the Chairman of the Audit Committee of our Board. Mr. Root is Chief Strategist for Right Networks, LLC and Founder of Rootworks, a wholly owned subsidiary of Right Networks, LLC. Rootworks is a membership-based consulting firm dedicated to educating small and mid-size accounting firms on technology, practice management, marketing, branding and more. Mr. Root holds CPA, CITP (Certified Information Technology Professional), and CGMA (Chartered Global Management Accountant) credentials. Mr. Root is the author of “The Intentional Accountant” and co-authored the books “The E-Myth Accountant” and “Youtility for Accountants.” He is the former Executive Editor of CPA Practice Advisor. Our Board believes that Mr. Root’s knowledge base in the areas of accounting, audit, finance, and technology enhances Board and Audit Committee decision-making, and that he brings a depth of knowledge of the Bloomington, Indiana market area to the Board.

Jack W. Sheidler
Jack W. Sheidler, 66, was appointed to our Board effective October 15, 2019, as a result of the merger with Citizens First Corporation (“Citizens”). Mr. Sheidler, who was the Chairman of the Board of Citizens since 2009, has been an active real estate investor/developer for over 30 years. He is the CEO and principal of various real estate development and investment companies, based in Bowling Green, Kentucky. His companies primarily focus on multi-family, retail, and office acquisition or development throughout the Southeast. Our Board believes that Mr. Sheidler’s knowledge of the real estate industry and the markets in which Citizens has operated and his familiarity with Citizens’ personnel and history make his service as a director valuable to the Company.
Continuing Directors of the Class with Terms Expiring at the 2024 Annual Meeting
Marc D. Fine
Marc D. Fine, 63, has served as a director of the Company since his election in 2011. Mr. Fine was a director of the former Bank of Evansville, having been among its founding director group in 2001. Mr. Fine has practiced law, with a concentration in business, financial and tax matters, in Evansville, Indiana since 1984 and was a founding partner of the law firm of Rudolph, Fine, Porter & Johnson, LLP, in Evansville. Rudolph, Fine, Porter & Johnson, LLP merged in 2014 with Jackson Kelly PLLC. Mr. Fine is currently the Managing Member of the Evansville office of Jackson Kelly PLLC and was formerly a member of the Executive Committee of Jackson Kelly PLLC. He is also active in many civic and community organizations and is a Commissioner of the Indiana Gaming Commission (since 2008), an official agency of the State of Indiana that oversees the state’s gaming industry. Our Board believes that Mr. Fine’s experience in business (including the banking business), state government, and law, in addition to his involvement in the Evansville business and civic communities, is of significant benefit to it.
Jason M. Kelly
Jason M. Kelly, 48, was appointed to our Board effective January 1, 2019, after having been identified and recruited by the Governance/Nominating Committee of our Board. He presently serves on the Audit Committee of the Board. Mr. Kelly is the Chief Financial Officer of Jasper Holdings, Inc., the parent company of Jasper Engines & Transmissions and Weller Truck Parts, along with other diversified automotive brands. Collectively, Jasper Holding employs more than 3,800 Associate Owners throughout the United States. Mr. Kelly was previously the President and CEO of a large family owned multi-concept franchised restaurant company based in Jasper for 12 years. Mr. Kelly has extensive experience in ESOP companies and a deep background in real estate, banking, information technology and finance having been the CFO of a mid-size commercial construction and development company in Central Indiana and regional CFO for one of the largest homebuilding companies in North America. Prior to joining the Board of Directors, Mr. Kelly had served on one of German American Bank’s regional advisory boards. Mr. Kelly’s experience in real estate, operating successful and growing businesses within our markets and his solid base of banking experience and understanding of the Company’s business model and culture bring value to our Board and the Company.
Christina M. Ryan
Christina M. Ryan, 64, was appointed to our Board effective October 15, 2019. Ms. Ryan is the Chief Executive Officer at the Women’s Hospital in Newburgh, Indiana, which is part of the Deaconess Health System. She also previously served as the Hospital’s Chief Nursing Officer. Ms. Ryan serves on the Board of Trustees for the University of Southern Indiana and on various health care industries boards throughout Indiana. She has prior banking experience as she previously served on one of German American Bank’s regional advisory boards. Ms. Ryan, therefore, brings health care industry knowledge to our Board, as well as insights into economic development initiatives in our growth banking markets.
Tyson J. Wagler
Tyson J. Wagler, 43, was appointed to our Board effective October 15, 2019. He currently serves on the Audit Committee of our Board. Mr. Wagler is a partner in Frette & Wagler LLC, a Washington, Indiana-based CPA firm, which offers a wide range of tax and accounting services for individuals and a variety of businesses. Mr. Wagler has over nineteen years of experience in the accounting profession. He serves on the board of the Daviess County Community Hospital and has prior banking experience having previously served on one of German American Bank’s regional advisory boards. Mr. Wagler’s extensive experience providing tax and accounting services, as well as his service on our Bank’s advisory board, enable him to be a significant contributor to our Board.
Continuing Directors of the Class with Terms Expiring at the 2025 Annual Meeting
Zachary W. Bawel
Zachary W. Bawel, 58, was appointed to our Board effective July 1, 2018, after having been identified and recruited by the Governance/Nominating Committee of our Board. He is a member of the Compensation/Human Resources Committee of our Board and has served as the Committee’s Chairman since July 1, 2020. Prior to becoming Chairman, he served as Co-Chairman of the Committee. Mr. Bawel is President of Jasper Holdings Inc., a 100% Associate-Owned, 81 year-old Jasper, Indiana based company with over 4,100 employees nationwide. He has over 36 years of sales, distribution and management experience with the company, having served as President since 2011. Mr. Bawel currently also serves on the executive committee and on the board of directors of Jasper Holdings Inc., is a member of the advisory board of WireCrafters LLC, the nation’s leading manufacturer of woven and welded wire partitions and other related material handling products, he is a board member of Brake Supply, based in Evansville, Indiana, and he is also on the board of Lochmueller Group, a Midwest regional consulting firm with emphasis on infrastructure improvements. He also has prior banking experience having previously served on one of German American Bank’s regional advisory boards. The Board believes that Mr. Bawel’s strong business acumen, solid base of banking experience and understanding of the Company’s business model and culture are valuable resources to our Board and the Company.
D. Neil Dauby
D. Neil Dauby, 59, was appointed to our Board effective July 1, 2021. Since January 1, 2022, Mr. Dauby has served as the Company’s President and Chief Executive Officer. Prior to that, Mr. Dauby was the Company’s President and Chief Operating Officer, a role that he assumed on January 1, 2021 and in which he became directly responsible for all facets of the Company’s operations. Mr. Dauby previously served as the Company’s Executive Vice President and Chief Commercial Banking Officer. He was designated as an Executive Officer of the Company for certain securities law purposes at the annual reorganization meeting of our Board of Directors held in 2016. Mr. Dauby joined German American in 2001, following a 15-year career in public accounting. He also previously served as president of one of German American’s community banking subsidiaries. Our Board believes that Mr. Dauby’s banking industry knowledge and business experience in both the Indiana and Kentucky markets over his career are invaluable.
Susan J. Ellspermann
Susan J. Ellspermann, 62, was appointed to our Board effective July 1, 2021, after having been identified and recruited by the Governance/Nominating Committee of our Board. She is a member of the Compensation/Human Resources Committee of our Board. Dr. Ellspermann serves as president of Ivy Tech Community College, the public statewide community college system for the State of Indiana. She previously served as Indiana’s Lieutenant Governor and as a State Representative. Her earlier career includes being a founding director of the University of Southern Indiana’s Center for Applied Research and Economic Development, and an owner of Ellspermann and Associates, Inc., a business focused on creative problem solving and strategic planning, and holding industrial engineering positions at GM, Michelin and Frito-Lay. The Board believes that Dr. Ellspermann’s unique perspective as it relates to the workforce, corporate, and political environment in which we operate will be invaluable to German American as we strive to better serve each of these sectors of our business. Her expertise and leadership in economic development and her meaningful local knowledge will are significant assets to German American.

Thomas W. Seger
Thomas W. Seger, 65, has served as a director of the Company since his election to a newly-created board seat, effective August 16, 2011. He serves as the lead independent director of our Board and is a member of the Compensation/Human Resources and Chairman of the Governance/Nominating Committees of our Board. Mr. Seger is an officer of Simple Transport, Inc., located in Dubois, Indiana, and an owner of Farbest Foods. He is the past President of Wabash Valley Produce, Inc., a large poultry producer, also headquartered in Dubois, Indiana. As a result of his over 40 years of experience in poultry and agriculture, Mr. Seger brings to our Board unique perspectives based on his knowledge of the agricultural industry on a local, regional, and national level. In addition, Mr. Seger’s many years of experience in human resource management with Wabash Valley enhance his effectiveness as a member of our Compensation/Human Resources Committee.
BOARD DIVERSITY MATRIX
(AS OF MARCH 27, 2023)
The following table summarizes certain self-identified characteristics of our directors in accordance with Nasdaq Listing Rules 5605(f) and 5606. Each term used in the table has the meaning given to it in the Rules and related instructions.
Total Number of Directors			14
	Female	Male		Non- Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	4	10		—	—
Part II: Demographic Background
African American or Black	1	—		—	—
Alaskan Native or Native American	—	—		—	—
Asian	—	—		—	—
Hispanic or Latinx	—	—		—	—
Native Hawaiian or Pacific Islander	—	—		—	—
White	3	10		—	—
Two or More Races or Ethnicities	—	—		—	—
LGBTQ+			—
Did Not Disclose Demographic Background			—
Recent Developments
In December 2020, our Board amended the charter of the Governance/Nominating Committee to provide that diversity, inclusive of gender, race and ethnicity, shall be part of the selection criteria for determining the individuals to be considered for election and re-election to the Board. Further, the amended charter provides that the Governance/Nominating Committee shall endeavor in good faith to include women and people of color in each candidate pool for a position on the Board and in senior management. Following those changes, the Company made one addition to the Board in 2021, a female Director who joined the Board in July 2021. In addition, following the 2022 annual meeting of shareholders, the Governance/Nominating Committee identified two additional female candidates, one of whom identifies as being racially or ethnically diverse. As a result, both such candidates have been appointed to the Board.

ENVIRONMENTAL, SOCIAL AND GOVERNANCE (“ESG”) PRACTICES
We recognize the growing investor interest in “Environmental, Social, and Corporate Governance” frameworks. Our long-term success is built and dependent on the long-term, sustainable success of all who live, work and do business in the communities we serve. As stated in our mission statement, “German American helps individuals, families and businesses achieve their financial dreams to improve their quality of life.” We firmly believe that “how” we deliver on our mission will determine how well we create and preserve long-term, sustainable value for all our stakeholders, including our shareholders, vendors, regulators and communities we serve.
While we believe we have a good ESG story to tell, we also know that our work for the common interests of our stakeholders is never finished. Rather, it will require commitment that extends beyond the present. It will require us to understand more fully societal needs and the impacts of our actions, and making continuous improvements for delivering on our mission over the course of time. We are continuing to develop more formalized efforts, documentation, reporting and transparency of our ongoing ESG efforts.
Here are some of the ways we endeavor to address the environmental, social and governance issues for the benefit of our stakeholders:
Environmental
We recognize our responsibility towards the environment and to the communities in which we operate and serve. We believe socially responsible and sustainable practices is an integral part of how we do business for the benefit of all. At German American, we recognize the impact our operations can have on the environment and we are working to reduce our carbon footprint.
We do this by focusing on LED conversions and timely replacement of HVAC systems in our existing buildings and the installation of the most energy efficient alternatives in connection with new construction. Further, we mandate the recycling of shred waste throughout our footprint as well as striving to optimize building occupancy in an effort to limit the adverse impact of unnecessary expansion. Additionally, we drive reductions in our carbon footprint through the utilization of technology and digital channels, including payments, credit, savings, remittances, mobile banking, imaging systems and a board portal for providing board material and information.
Social
The Company strives to be socially responsible by supporting the professional development and well-being of our employees. We offer a variety of training courses that support our commitment to our communities and each other, such as respectful workplace and sexual harassment training, Integrity Selling and Integrity Coaching. The Company and our employees give back to the communities in which they live and work contributing their passions, time and money to countless causes including food banks, financial literacy programs, and veteran support just to name a few. Our Company and our employees make a difference in our communities and honor our core value of service.
Our People
As a service-oriented business, our long-term success depends on our people. Each year the Company completes an Employee Engagement survey, facilitated through our external partner, Quantum Workplace. This survey helps us identify drivers of engagement in order to create positive outcomes and experiences for all. To do that, we are committed to creating an exceptional employee experience through fair and balanced compensation, employee wellness, employee development, and continued diversity, equity and inclusion efforts.
Employee Benefits
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German American continued to adjust to the COVID-19 Pandemic, and applied our dispersed workforce learnings to provide more flexibility to our employees. We implemented a permanent remote work policy for qualified roles. We developed a flexible work policy, and supported team members with additional tools for more flexible working arrangements. All these options were implemented to support the work-life balance needs of our employee base.
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In 2022, the Company announced a one-time year-end bonus payable to all employees (excluding Executive Officers) to help offset the impact of rising inflation during the holiday season. This investment in our employees resulted in an aggregate payment of more than $431,750.

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The health benefits program continues to provide highly competitive coverage options for medical, dental and vision coverage for single, spouse or full family plans. While health care costs have continued to rise, our Company offered plan continues to be competitive with minimal cost increases. More than 80% of our eligible employee base is enrolled in the Company-provided medical insurance.

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The Employee Assistance Program (EAP) includes situational on-site mental health care, as well as telehealth options for clinical assessments and professional sessions. The EAP continues to provide assistance for personal and work life issues for employees.

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Wellworks for You, a wellness platform, was implemented in 2021 to provide employees more robust tools for fitness and nutrition, preventative screening tracking, fitness membership reimbursement and participation, and more. More than 40% of those enrolled in the Company-provided medical insurance program completed their annual preventative screening tracking. Enrollment in the Wellworks program exceeded 30% of our employee base.

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To encourage and support retirement savings and planning for German American employees, our 401(k) program automatically enrolls all employees at the 5% contribution level in order to get the full 4% match. More than 90% of our employees are currently enrolled in the plan, with an average employee deferral rate of almost 7%.

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More than 25% of our employees have enrolled in our Employee Stock Purchase Program (ESPP), which provides a 5% discount to fair market value of GABC stock. The ESPP is designed to provide a wealth building opportunity for German American employees.

Employee Development  —  All qualified candidates regardless of gender/race/ethnicity are considered for these development programs:
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German American’s Leadership by Choice program is a set of immersive experiences and collaborative interactions, developing leadership skills over an eighteen-month period, followed by ongoing professional learning communities designed to further participants’ leadership skills. The program is built around a series of best-in-class leadership principles and their application by participants as they lead their current teams. In 2022, the fifth cohort of this program was launched, and German American now has more than 115 leaders throughout the organization equipped with these skills and actively engaging in ongoing internal Professional Learning Communities.

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German American’s Mentoring Program pairs members of our Executive and Senior Leadership teams with leaders throughout the organization to provide formal and informal opportunities for personal growth, organizational insight and relationship development.

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New Employee Orientation introduces new team members to our history, vision, mission, guiding values, and strategic plan and initiatives, including our corporate commitments to diversity, equity and inclusion.

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The Future Commercial and Business Banking Program is a multi-year rotational program for current employees and recent college graduates to prepare for a role as a Commercial Lender. Progressing the program as a cohort, it exposes participants to the fundamentals of commercial and retail banking, including the funding and pricing of commercial loans, credit analysis and relationship sales.

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The Education Assistance Program reflects our philosophy of continuous learning and provides upfront payment of tuition related expenses incurred through accredited institutions of higher education. In 2022, we provided more than $50,000 in assistance to 14 employees for both master and undergraduate degree programs.

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The Summer Internship Program immerses college students into a variety of experiences designed to deepen participants’ knowledge and sharpen employment skills. A diverse group of interns are recruited from multiple universities and degree programs each year. During the 10 week program, participants are enriched with a deeper understanding of the financial services industry and how German American’s business model is making a positive impact on the local communities it serves. This program has served as a strong talent identification and recruitment program for us, with 100% of our interns retained for either a part-time or full-time position in 2022. We have a 50% conversion rate to full-time employment over the life of the program.

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The training and development of all employees is critical to the success of the Company’s growth and customer service goals, and shows a commitment to employee engagement and development. In 2022, more than 63,027 hours of both live and on-demand training were logged by German American employees.

Diversity, Equity and Inclusion (“DEI”)
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In 2022, the Company made strides in the diversity of its Senior Management Team with 42% gender and 8% race/ethnicity diversity. There is 17% gender diversity within our Executive Team.

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We established a cross-functional DEI Task Force. This task force continues to help us create our DEI Strategies in alignment with our Strategic Plan. In 2022, the task force led the effort to update our purpose and values to be more inclusive of our commitments and aspirations for DEI.

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We established a Hispanic Bankers Best Practices group to support our team members and enhance service to our customers. This group continues to help us identify improvements in our abilities to serve multi-lingual customers.

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We are committed to accelerating hiring initiatives to increase the diversity of our team and leaders, and actively monitor and study our applicant summary by race, gender, disability and veteran status for areas to further increase our diversity.

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Our training and development program for 100% of employees includes annual DEI training, including Unconscious Bias, Creating a Respectful Workplace, and other similar DEI topics.

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As mentioned previously, the Board has made a commitment to adding a person of diverse race/ethnicity and achieving 33.3% gender diversity at the board level within the next year.

Our Communities
We are committed to caring for and fostering equity within our communities with the same passion and energy with which we serve all of our stakeholders. Service to our communities and our customers is a core value at German American. For more than 111 years, the Company has given back to our communities to help build strong places to live, work, raise families, and build businesses. This service to our communities has defined who we are and how we do business. To ensure our long-term success, our strategic plan includes strategies for active and effective engagement within our communities. We provide a wide range of products and services to individuals and small and medium-sized businesses throughout our footprint. Our aim is to grow our business and achieve appropriate returns for our shareholders by strengthening our communities. Here are some highlights:
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We give special consideration to the banking needs (including credit needs) of sustainable small businesses, majority-minority and low-to-moderate income individuals and neighborhoods, and community organizations that show they have a positive lasting impact on our communities.

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We are committed to and accountable for performance under the Community Reinvestment Act (CRA) yet, more importantly, we are accountable to our clients and the people who live and work in our markets. Our 2022 CRA Qualified Community Development Loans exceeded $183 million, supporting affordable housing, community services, economic development, and community revitalization.

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Our CRA Investments and Donations continued to grow in 2022 as well. Including the book value for investments made in prior years, CRA Investments and Donations exceeded $68 million.

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While we have originated Small Business Administration (SBA) type loans in the past, during 2022 we added some additional talent and structure in this area that we anticipate would ultimately allow us to originate even more small business loans across our footprint. Specifically, SBA 7(a) and SBA 504 programs allow for more flexibility for the small business borrower when looking to finance owner occupied real estate, equipment, business acquisition or working capital.

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We continued our commitment to supporting the communities in which we live and work through investment in affordable housing projects. Through our recent acquisition, we acquired specialized talent that provided us the opportunity to serve those who need affordable housing in a more meaningful way. During 2022, we originated $86 million in new commitments in or near our communities to help fill a much-needed housing shortfall.

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We have meaningfully expanded the number of Community Development Financial Institutions (CDFIs), private financial institutions dedicated to lending to low-income, low-wealth, or disadvantaged communities, that we partner with during 2022. Typically, CDFIs help those borrowers who have difficulty accessing traditional financing. By collaborating with these organizations, we are able to provide working capital via donations to help these organizations operate as well as have the opportunity to provide direct lending to businesses that seek out the respective CDFI.

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Our team members, in spite of continued pandemic restrictions, volunteered approximately 4,300 hours of service in 2022 to organizations that assure a safety net of social services, community development, accessible health care, opportunities for spiritual development, education, and the arts.

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We have an extensive and active financial education program designed to support and provide financial education to employees of our business clients, the unbanked and underbanked throughout our communities, school financial education initiatives, and small business entrepreneurs.

Governance
Solid business ethics and strong corporate governance begins with an unwavering tone at the top of the organization. German American’s Board of Directors is committed to strong corporate governance principles and full transparency in all areas of our operations. The Company recognizes the importance of diversity with regard to the composition of its Board and strives to have a Board that provides diversity of thought and a broad range of perspectives. In an effort to achieve these objectives, the Governance/Nominating Committee considers diversity in its Director candidate recommendations as well as detailed in the Company’s Corporate Governance Guidelines and the Committee’s Charter, which are available on our website at www.germanamerican.com, under the Corporate Profile — Governance Documents tab of the Investor Relations section. Since last year, the Board added a person of diverse race/ethnicity and its gender diversity will be at 33.3% following the conclusion of our 2023 annual meeting of shareholders, at which time our Board will be reduced to twelve directors.
All outside Board members, as well as, members of the Audit, Compensation and the Governance/Nominating Committees meet the independence standards established by the SEC, Nasdaq and the FDIC, as well those prescribed in our Corporate Governance Guidelines and the Governance/Nominating Committee Charter available on our website at www.germanamerican.com (as described above). Elsewhere within this Proxy Statement are further details about our corporate governance policies and procedures.
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Integrity and Business Ethics:   We are committed to doing what is right, acting with integrity, and holding ourselves accountable. We have an established a formal Code of Business Conduct (available on our website at www.germanamerican.com, under the Corporate Profile — Governance Documents tab of the Investor Relations section) that provides additional clarity and focus on the ethical behavior we expect of all employee team members and members of our Board. The Code is supported by underlying policies as well as by interactive online training that all team members complete annually. Members of the Board also annually acknowledge their obligations under the Code of Conduct. It is critical for our team to understand our expectations and always do what is right. Our team also needs to be comfortable speaking up with no fear of retaliation if they have a concern or see something that does not seem quite right.

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Our Code of Business Conduct requires all team members and board members to adhere to our policies, recognize unethical behavior, and report suspected unethical or illegal conduct. We provide for several alternative channels for the reporting of possible illegal or unethical behavior. Under the Code of Conduct, employees are invited to report any possible illegal or unethical activity through our Section 301 Procedures or to the Human Resource Department, without fear of recrimination or retaliation. We also have an Open-Door Policy that encourages team members to bring any questions or concerns to their supervisor, their supervisor’s manager, department head, or corporate management, without fear of recrimination or retaliation. The procedure for reporting employee concerns directly to the Chief Risk Officer and Chief Internal Auditor is yet another channel for escalation of possible illegal or unethical behavior to an executive who is independent from front-line sales and service team members.
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To further its risk oversight role, our Board adopted an Enterprise-Wide Risk Management Policy calling for a culture of honesty and transparency. Consistent with the Company’s values, built on a foundation of integrity for generations, it is the Board’s expectation that management shall continue its commitment to a culture of transparency that encourages employees to be open, candid and fact-based in discussing risk issues. Finally, our independent Compliance Review and Bank Secrecy Act Programs, along with our Strategic Customer Service Program, serve to identify and escalate to executive management and the Board any potentially illegal or unethical behavior or unsafe and unsound practices.

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Data Security and Privacy:   Our Board is actively engaged in the oversight of German American’s cyber and information security program. Our Audit/Risk Committee and Technology Committee receive quarterly reports on the program and on developments in the cyber and information security sector from our Chief Digital and Information Officer and Chief Risk Officer. Additionally, our Technology Committee, a subcommittee of the Board comprised of directors with technology industry backgrounds, periodically receives reports from the leaders of our digital banking, technology and information security teams. On an annual basis, senior members of the digital banking, technology, risk and information security teams provide a comprehensive overview of the Company’s cyber and information security program to the Board. Highlights of our cyber and information security governance include:

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The Company employs an in-depth, multi-layered strategy of control programs, including monitoring external and internal threats and events, managing access, facilitating use of appropriate authentication options, validating controls and programs by internal teams and independent third parties and testing various compromise scenarios that are overseen by our information security team.

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The Company invests in threat intelligence and participates in financial services industry and government forums which track and report on cyber and other information security threats.

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The Company routinely performs vulnerability tests.

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The Company’s cyber and information security program regularly incorporates external expertise.

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The Company actively maintains Payment Card Industry/Data Security Standards certification at the service provider level and an Attestation of Compliance is available upon request.

CORPORATE GOVERNANCE
Board Leadership Structure
The Company’s governing documents provide our Board with flexibility to select the appropriate leadership structure of the Company. In determining the leadership structure, the Board considers many factors, including the specific needs of the business, fulfilling the duties of the Board, and the best interests of the Company’s shareholders. Effective January 1, 2022, the Company separated the position of Chairman of the Board from the position of Chief Executive Officer, although this is not a permanent policy of our Board. Our Chairman, Mark A. Schroeder, presides over meetings of our Board (other than the separate sessions only of the Board’s independent directors) and of our shareholders. Our President and Chief Executive Officer, D. Neil Dauby, is in charge of the general supervision, direction, and control of the business and affairs of the Company, subject to the overall direction and supervision of the Board and its committees.

Thomas W. Seger is our Board’s lead independent director. The lead independent director assists our Board in assuring effective corporate governance and serves as a chairperson of meetings of the independent directors that are held without the presence of any directors who may at that time be deemed not to be independent. The lead independent director also chairs meetings of our Board during any meetings or portions of meetings if the Executive Chairman is absent.
Given the experience of Messrs. Schroeder and Dauby, and the ongoing leadership succession plan of the Company, the Board believes that this leadership structure is the most appropriate at this time. In preparation for Mr. Schroeder’s expected retirement from the Board effective as of the 2023 annual meeting of shareholders and as guided by the Governance/Nominating Committee Charter, the Board is currently re-assessing its leadership structure and will make an announcement with respect to Mr. Schroeder’s successor prior to such annual meeting.
Director Independence
In accordance with rules of The Nasdaq Stock Market, our Board affirmatively determines the independence of each Director and nominee for election as a Director. Our Board has determined that each of the Directors of the Company (identified above) is independent under the definitions and interpretations of Nasdaq because none of them have any relationship with the Company that, in the opinion of our Board, would interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director, except that neither Mark A. Schroeder nor D. Neil Dauby is deemed independent because their respective roles as Executive Officers of the Company (in the case of Mr. Schroeder, as a former Executive Officer).
Our Board has not established its own definitions (different from the definitions and interpretations of Nasdaq) for determining whether its members are independent, but rather reviews such independence determinations on the basis of the total mix of information available to our Board at the time of the making of each such determination. Included in this information are any relationships (such as the ordinary course loan transactions by the Company’s bank subsidiary with members of our Board and their related persons, or the membership of directors in law firms that may provide legal services to the Company and its subsidiaries) that the Company has or may have with its directors that are disclosed in the Company’s most recent proxy statement or that become known to our Board from time to time after the issuance of that proxy statement.
Subsidiary Board Memberships
All members of our Board also serve on the board of directors of German American Bank, our wholly-owned bank subsidiary, and, if applicable, upon the same committees of the bank subsidiary board of directors as they serve on our Board. In addition:
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Several of our directors participate in selected meetings of the separate advisory boards of certain banking regions of our bank subsidiary, as follows: Mr. Wagler, Central Region; Ms. Ryan, Southwest Region; Mr. Root, North Region; Mr. Kelly, Northeast Region; Mr. Sheidler, South Region; and Ms. Medley, Southeast Region; and

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Directors Bawel, Dauby, Ramsey, and Sheidler are members of the boards of directors of two of our other principal operating subsidiaries, German American Investment Services, Inc. and German American Insurance, Inc.

Risk Oversight
All members of our Board oversee the management of our Company’s affairs directly and through its committees. In doing so, our Board acts at all times with a view to the best interests of our Company and our shareholders. In fulfilling its mandate, our Board, among other matters, is responsible for reviewing the principal risks of our Company’s business to ensure the appropriate systems are in place to manage these risks. In addition, recognizing the potential impact our operations may have on our environment and the communities we serve, our Board maintains responsibility for overseeing the balance of our financial and operational priorities with environmental, social and governance issues affecting our employees and communities in order to manage the related reputational risks. The Audit Committee of our Board is charged with the responsibility to assist our Board in monitoring our principal financial risks and the processes employed to manage such risks. In discharging its mandate, the Audit Committee of our Board discusses with management our major financial risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management practices. The Company’s management also keeps our Board informed of cybersecurity developments by providing periodic reports on cybersecurity metrics and updates on preventive measures being taken to avoid attacks. As the Company reviews and updates it cybersecurity plans and policies, it will continue to take the steps necessary to ensure effective Board oversight of this area and will provide disclosures relating to such oversight that are consistent with the “Statement and Guidance on Public Company Cybersecurity Disclosures” released by the Securities and Exchange Commission (the “SEC”).
Committees and Attendance
Our Board held ten (10) meetings during 2022. All of the directors who acted as such at any time during 2022 attended at least 75% of the aggregate number of meetings of our Board and the committees on which he or she served that were held during 2022.
Our Board has standing committees that address issues relating to audit, executive compensation, corporate governance and director nominations:
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The Audit Committee, presently consisting of Directors Kelly, Root (Chairman) and Wagler, met five (5) times in 2022. The Audit Committee oversees the Company’s accounting and financial reporting processes and the audits of the Company’s consolidated financial statements and internal control over financial reporting.

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The Compensation/Human Resources Committee, presently consisting of Directors Bawel (Chairman), Ellspermann, Ryan and Seger, met four (4) times during 2022. The Compensation/Human Resources Committee reviews compensation for the Company’s Executive Officers, which includes our Named Executive Officers (as described below) and any other officers that are covered in Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended, and makes recommendations to our Board with respect to the compensation of such Executive Officers.

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The Governance/Nominating Committee, presently consisting of Directors Bawel, Fine and Seger (Chairman), met three (3) times during 2022. The Governance/Nominating Committee assists our Board with respect to the composition, performance and functioning of our Board (including the recommendation of nominees for election or appointment to our Board) and the effectiveness of the Company’s corporate structure and governance.

Each of the members of the Audit Committee, Compensation/Human Resources Committee and the Governance/Nominating Committee is an independent director, as that term is defined by the listing standards of Nasdaq. In addition, each member of the Audit Committee and of the Compensation/Human Resources Committee satisfies the additional independence requirements specified by those listing standards for audit committee members and compensation committees, respectively.
Code of Business Conduct
The Board has adopted a Code of Business Conduct, which constitutes a “code of ethics” as that term is defined by SEC rules adopted under the Sarbanes-Oxley Act of 2002. The Company has posted a copy of the Code of Business Conduct in the Corporate Profile — Governance Documents section of the Investor Relations portion of the Company’s website, www.germanamerican.com. The Company intends to satisfy its disclosure requirements under Item 5.05 of Form 8-K regarding certain amendments to, or waivers of, the Code of Business Conduct, by posting such information on its website, except that waivers that must be filed with the SEC on Form 8-K will be so filed.
Corporate Governance Guidelines
The Board’s Corporate Governance Guidelines are available for review by shareholders in the Corporate Profile — Governance Documents section of the Investor Relations portion of the Company’s website, www.germanamerican.com. These Guidelines address (among other matters):

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the composition and structure of the board, including the independence of directors and board leadership, each of which are discussed above;

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the criteria and procedures for assessing the effectiveness and suitability for service of directors and proposed directors, inclusive of a desire of diversity at the board level;

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the responsibilities and compensation of directors;

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the identification, structure and composition of the committees of our Board;

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the policy of our Board to hold executive sessions of the independent board members (without the presence of management or other directors deemed by our Board not to be independent) in connection with each regularly scheduled Board meeting, and at other times as necessary; and

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procedures by which shareholders may communicate with our Board.

In addition, the Corporate Governance Guidelines establish expectations for ownership of our common stock by our non-employee directors and our Chief Executive Officer. Under these guidelines, non-employee directors are expected to attain an investment position in shares of our common stock (measured by the same rules as are used for determining the number of shares beneficially owned in our annual meeting proxy statement) equal to a multiple of three times their current annual cash and equity retainer, and the Chief Executive Officer is expected to attain an investment position in our common shares equal to three times his or her base salary. Exceptions to these ownership guidelines may be approved by the Chairman of the Board or the lead independent director, as applicable, for good reason.
On February 27, 2023, the Board approved changes to the above ownership expectations to increase the multiple for non-employee directors to four times. In addition, the Board also established a policy that all new non-employee directors should acquire such shares within five years after joining the Company’s Board of Directors, and current non-employee directors will have five years from the date of the implementation of the policy to acquire such shares. Finally, the Board also adopted a policy that requires (i) the Company’s Chief Financial Officer and Chief Operating Officer to attain/maintain an investment position in our common shares equal to two times his or her base salary, and (ii) each other Named Executive Officer to attain/maintain an investment position in our common shares equal to one and one-half times his or her base salary. The policy recommends that all newly Named Executive Officers acquire such shares within five years after their appointment, and current Named Executive Officers will have five years from the date of the implementation of the policy to acquire such shares. The Corporate Governance Guidelines are expected to be amended in due course to reflect these policy changes.
Director Nominations Process
Our Board adopted a charter for the Governance/Nominating Committee in 2013. The charter directs the Governance/Nominating Committee to evaluate candidates for nomination by our Board for election to our Board, and specifies that our Board will consider for nomination for election to our Board only those candidates who are recommended for nomination by the Governance/Nominating Committee. In December 2020, the charter of the Governance/Nominating Committee was amended to provide that diversity, inclusive of gender, race and ethnicity, shall be part of the selection criteria for determining the individuals to be considered for election and re-election to the Board. Further, the amended charter provides that the Governance/Nominating Committee shall endeavor in good faith to include women and people of color in each candidate pool for a position on the Board and in senior management. Since the 2022 annual meeting of shareholders, the Governance/Nominating Committee identified two additional female candidates, one of whom identifies as being racially or ethnically diverse; both of those candidates have been appointed to the Board. As a result, there are currently four women on the Board of Directors and one person of color. A current copy of the charter is available for review by shareholders in the Corporate Profile — Governance Documents section of the Investor Relations portion of the Company’s website, www.germanamerican.com.
In evaluating candidates for membership on our Board, the Governance/Nominating Committee is required by the charter to consider favorably those candidates who, in the Governance/Nominating Committee’s judgment, (a) possess demonstrated business and financial judgment, strategic thinking, general management experience or perspective, leadership, experience in industry with comparable complexities, general knowledge of financial services industry, and familiarity with local, state, regional and national issues affecting business; (b) have a background that serves our Board’s interest in a membership comprised of individuals with varied occupational experience and perspective, as well as reflects diversity of gender, race and ethnicity; (c) have sufficient time to devote to the Company’s business; (d) possess the highest moral and ethical character and agree to uphold and assure compliance of the Company’s Code of Business Conduct; (e) have a history, within the Company’s banking markets, of community involvement and civic-mindedness; (f) are not engaged (directly or indirectly) in any activity adverse to, and do not serve on the board of directors of (or have any material ownership interest in), any other company whose interests are adverse to, or in conflict with, the Company’s interests; and (g) possess the ability to oversee, as a director, the business and affairs of the Company for the benefit of all constituencies of the Company.
The charter further specifies that, in connection with each annual meeting of shareholders, the Governance/Nominating Committee will consider candidates (based on individual qualifications and the needs of our Board as determined from time to time by the Governance/Nominating Committee) that have been recommended by shareholders for nomination at the annual meeting, if the recommendations are submitted by letter addressed to the attention of the Chairman of the Governance/Nominating Committee in care of the Secretary of the Company, mailed by registered or certified mail (return receipt requested), and received by the Secretary at the Company’s principal executive offices on or before December 1st of the year preceding the annual meeting for which the recommendation is made.
In addition to considering candidates who are recommended by shareholders, the Governance/Nominating Committee will meet from time to time with members of our Board, including the Chief Executive Officer and other officers who may be members of our Board, and with other Executive Officers of the Company with a view to identifying persons who may be qualified to serve on our Board. The Governance/Nominating Committee may also, in its discretion as granted by the charter, engage a third-party search firm to assist in identifying and evaluating potential candidates. All candidates (regardless of whether identified through shareholder recommendations) shall be evaluated according to the same standards, except that (a) incumbent directors who are standing for re-election may receive preference on account of their prior experience with the business and affairs of the Company, and (b) candidates who may be considered for election to our Board pursuant to any understanding or agreement negotiated by the Company with any third party may receive preference in accordance with the special terms of such understanding or agreement.
The charter provides that the Governance/Nominating Committee shall not recommend any candidate to our Board as a nominee for election as director unless such candidate (a) will be at least 35 years of age at the time of election (our Bylaws also provide that no person 69 years of age or older at time of election shall be elected to our Board, unless waived by our Board); (b) will not serve, at the time of election, as a director of more than two other companies that file reports with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, (c) in the judgment of the members of the Governance/Nominating Committee, has the ability to read and understand fundamental financial statements, including a balance sheet, income statement, and cash flow statement, (d) has not been involved in any legal proceedings of the type described by Item 401(f) of Regulation S-K of the SEC, which legal proceedings would be disclosable in the Company’s next proxy statement, and (e) will satisfy the director qualification requirements established from time to time by the Company’s Bylaws, unless the Governance/Nominating Committee has determined that it would be in the best interests of the Company for our Board to waive such Bylaws qualification requirements in respect of that particular candidate. In addition, the charter provides that the Governance/Nominating Committee shall consider candidates with a view to ensuring that at least two thirds of the members of our Board (assuming that all candidates recommended by the Governance/Nominating Committee are elected to our Board) will, as a result of prior service on our Board or otherwise, have business experience in the banking, insurance, or securities industries.
The Governance/Nominating Committee recommended to our Board that the four (4) nominees named in this proxy statement, each an incumbent director, be nominated for election at this year’s annual meeting.

Shareholder Communications and Engagement with Directors and Executive Management
Our Board has adopted a procedure by which shareholders may send communications to our Board as part of the Corporate Governance Guidelines. These Guidelines are available for review by shareholders in the Corporate Profile — Governance Documents section of the Investor Relations portion of the Company’s website, www.germanamerican.com. Further, it is the policy of this Board that all of its members attend each annual meeting of the shareholders of the Company that occurs during their tenure on our Board. All of the members of our Board who were in office at such time attended the 2022 annual meeting of shareholders.
Since last year’s annual meeting, the Company’s Board members and executive management team engaged in discussions with shareholders representing more than 25 percent of the Company’s common stock. These discussions involved a variety of topics to ensure that the Company is addressing shareholder concerns, seeking shareholder input and providing perspective on the Company’s strategy. Feedback from our shareholders was shared with the full Board and executive management team. This continued exchange contributes to governance and disclosure enhancements that help us address the issues that our shareholders tell us matter most to them. Importantly, this engagement process assists us in achieving our strategic objectives, creating long-term value, maintaining our culture of compliance, and contributing to our environmental, social, and governance activities.

OUR EXECUTIVE OFFICERS
Our Executive Officers, as of the date of this proxy statement, are detailed below. For our Named Executive Officers as of December 31, 2022, refer to the Summary Compensation Table.
Name	Principal Positions	Age
D. Neil Dauby	President and Chief Executive Officer of the Company and its bank subsidiary; Director of the Company and its principal subsidiaries.	59
Bradley M. Rust	Senior Executive Vice President, Chief Operating Officer and Chief Financial Officer of the Company and its bank subsidiary.	56
Randall L. Braun	Executive Vice President and Chief Banking Officer of the Company and its bank subsidiary.	63
Keith A. Leinenbach	Executive Vice President and Chief Credit Officer of the Company and its bank subsidiary.	64
Amy D. Jackson	Executive Vice President and Chief Administrative Officer of the Company and its bank subsidiary.	46
Clay M. Barrett	Executive Vice President and Chief Digital and Information Officer of the Company and its bank subsidiary.	45
Vicki L. Schuler	Senior Vice President and Controller (Principal Accounting Officer) of the Company and its bank subsidiary.	48
Effective as of January 1, 2022, the Board appointed D. Neil Dauby as the Company’s President and Chief Executive Officer, and Bradley M. Rust as the Company’s Senior Executive Vice President, Chief Operating Officer and Chief Financial Officer, as part of the Company’s succession plan for the anticipated retirement of Mark A. Schroeder, who had previously served as the Company’s Chief Executive Officer and is currently the Chairman of the Board.
From January 1, 2021 until his appointment described above, Mr. Dauby had served as the Company’s President and Chief Operating Officer, with direct responsibility for all facets of the Company’s operations. Prior to that, Mr. Dauby served as the Company’s Executive Vice President and Chief Commercial Banking Officer.
At the time of this most recent appointment, Mr. Rust was the Company’s Senior Executive Vice President and Chief Financial Officer. In his expanded role as Chief Operating Officer, Mr. Rust assumed more extensive involvement in the executive oversight of the operations of the Company’s business units, as well as continuing in his role as Chief Financial Officer with responsibility for the Company’s accounting and finance functions, including mergers and acquisitions, institutional research and shareholder relations.
Also, effective as of January 1, 2022, Amy D. Jackson and Clay M. Barrett were each appointed as an Executive Officer of the Company, and Vicki L. Schuler was appointed Principal Accounting Officer.
Ms. Jackson, Executive Vice President and Chief Administrative Officer, joined the Company in October 2018 in connection with the Company’s merger with First Security Bank of Owensboro, Kentucky. At the time of the merger, Ms. Jackson was serving as Executive Vice President and Chief Operating Officer at First Security, a position she held since October 2014. Most recently, Ms. Jackson served as the Company’s Senior Vice President — Administrative Development and Strategic Planning.
Mr. Barrett, Executive Vice President and Chief Digital and Information Officer, joined the Company in 2012. Since July 2016, Mr. Barrett served as Senior Vice President — Technology and Operations for the Company.
Ms. Schuler, Senior Vice President and Controller, joined the Company’s bank subsidiary, German American Bank, in 2000, holding various positions in the accounting department of the Company and the bank. Since July 2016, Ms. Schuler has served as the Company’s Senior Vice President and Controller.

On March 2, 2023, the Company announced that Mr. Braun will retire effective April 1, 2023. In anticipation of Mr. Braun’s retirement, at a meeting held on February 27, 2023, the Board appointed Michael F. Beckwith as Executive Vice President and Chief Banking Officer, which appointment will become effective on April 1, 2023. Mr. Beckwith, age 50, currently serves as the Company’s Chief Commercial Banking Officer, a position he has held since January 1, 2022. Mr. Beckwith joined the Company on October 15, 2018 through its acquisition of First Security Bank, an Owensboro, Kentucky-based financial institution, where he served as President and CEO. Following the acquisition, Mr. Beckwith served as the Kentucky Division President, leading the strategic focus in the Company’s Kentucky footprint.
OWNERSHIP OF OUR COMMON SHARES BY OUR DIRECTORS AND EXECUTIVE OFFICERS
The following table presents certain information as of March 9, 2023 regarding the beneficial ownership of our common shares by our directors and Executive Officers.
Name	Common Shares Beneficially Owned(1)	Percentage of Outstanding Shares
Zachary W. Bawel	14,269	*
Angela Curry	—	*
D. Neil Dauby	29,625	*
Susan J. Ellspermann	3,433	*
Marc D. Fine	41,051	*
Jason M. Kelly	9,293	*
Diane B. Medley	5,237	*
Chris A. Ramsey	311,179(2)	1.06%
M. Darren Root	15,085	*
Christina M. Ryan	9,257	*
Mark A. Schroeder	175,389(3)	*
Thomas W. Seger	555,296(4)	1.88%
Jack W. Sheidler	57,980	*
Tyson J. Wagler	7,969(5)	*
Bradley M. Rust	57,973(6)	*
Randall L. Braun	24,753	*
Keith A. Leinenbach	48,375	*
Clay M. Barrett	4,462	*
Amy D. Jackson	3,642	*
Vicki L. Schuler	10,389(7)	*
All directors and Executive Officers as a group (20 persons)	1,817,053(8)(9)	6.16%

*
Represents less than one percent.

(1)
Unless otherwise indicated in a footnote, each person possesses sole voting and investment powers with respect to the shares indicated as beneficially owned by him or her, and he or she is deemed to share voting and investment powers over shares indicated as held by a spouse, children or other family members residing with him or her or by partnerships or corporations with which he or she is associated.

(2)
Includes 8,871 shares held jointly by Mr. Ramsey and his spouse, and 272,908 shares held by companies of which Mr. Ramsey is an officer.

(3)
Includes 40,713 shares held jointly by Mr. Schroeder and his spouse.

(4)
Includes 356,715 held jointly by Mr. Seger and his spouse, 67,203 shares held in a Foundation of which Mr. Seger is administrator, and 125,826 shares owned by companies of which Mr. Seger is an officer.

(5)
Includes 735 shares held jointly by Mr. Wagler and his spouse.

(6)
Includes 16,465 shares held jointly by Mr. Rust and his spouse.

(7)
Includes 1,284 shares held jointly by Ms. Schuler and her spouse.

(8)
Includes 890,848 shares as to which voting and/or investment powers were shared by members of the group with others.

(9)
Also includes an aggregate of 432,396 shares that are held by the Company’s trust subsidiary in fiduciary accounts for customers. Our directors (by Board action) and Executive Officers may be deemed to have the power to direct the trust subsidiary’s voting decisions with respect to all of these fiduciary shares, and to direct the trust subsidiary’s disposition decisions with respect to all of these fiduciary shares. Our directors and Executive Officers have no pecuniary interest in any of these trust subsidiary shares. Further, any exercise by them of any power to direct the voting or disposition of these shares by the trust company would be subject to the trust company’s fiduciary duties under applicable law and the governing fiduciary instruments.

PRINCIPAL OWNERS OF COMMON SHARES
Listed below are the only individuals and entities known by the Company to beneficially own more than 5% of the outstanding common shares of the Company as of March 9, 2023 (assuming that their holdings have not changed from such other date as may be shown below):
Name	Common Shares Beneficially Owned	Percentage of Outstanding Shares
BlackRock, Inc.(1)	2,167,193(1)	7.3%(3)
Champlain Investment Partners, LLC(2)	1,558,105(2)	5.3%(3)

(1)
Based solely on BlackRock, Inc.’s statement on Schedule 13G of beneficial ownership as of December 31, 2022, which was filed on January 31, 2023, with the SEC. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(2)
Based solely on Champlain Investment Partners, LLC’s statement on Schedule 13G of beneficial ownership as of December 31, 2022, which was filed on February 13, 2023, with the SEC. The address of Champlain Investment Partners, LLC is 180 Battery St., Burlington, Vermont 05401.

(3)
The percentage is calculated on the basis of 29,493,201 common shares outstanding as of March 9, 2023.

PRINCIPAL ACCOUNTANT FEES AND SERVICES
Audit Fees.   The Company has paid, or expects to pay, audit fees (including cost reimbursements) to Crowe LLP (“Crowe”) for services including the audit of the Company’s consolidated financial statements for the calendar years ended 2022 and 2021, the integrated audit over internal controls as required under Section 404 of the Sarbanes-Oxley Act for such years, the review of the interim consolidated financial statements included in quarterly reports during such years, the audit of HUD for 2022 and 2021, and the review of registration statements and providing related consents in the amount of $609,094 for 2022 and $499,532 for 2021.
Audit-Related Fees.   The Company has paid, or expects to pay, fees (including cost reimbursements) to Crowe for audit-related services rendered during 2022 of $15,400 and during 2021 of $19,500. These services included audit-related consulting and the audit of the Captive Insurance Agency for 2022 and 2021.
Tax Fees.   The Company has paid, or expects to pay, fees (including cost reimbursements) to Crowe for tax services rendered during 2022 of $141,640 and during 2021 of $133,135. These services included tax return preparation for the Company, the Captive Insurance Agency, an acquired entity, and the REIT, as well as assistance with tax reporting matters and consulting.
Pre-Approval by Audit Committee of Principal Accountant Services.   The Audit Committee of our Board (or a member of the Audit Committee acting under authority delegated to him or her by the Audit Committee) approves in advance all services proposed to be performed for the Company or its subsidiaries by any independent registered public accounting firm that performs (or proposes to perform) audit, review or attest services for the Company or its subsidiaries. Under these SEC rules, the requirement for advance Audit Committee approval of services (other than audit, review or attest services) is waived if they were not recognized to be non-audit services at the time that the independent registered public accounting firm was engaged to provide those services, and certain other conditions are satisfied. None of the services of Crowe that were covered by the fees described above were performed without the prior approval of the Audit Committee (or the prior approval of a member of the Audit Committee acting under delegated authority) in reliance upon this waiver provision of the SEC rules.

REPORT OF THE AUDIT COMMITTEE
Our Board adopted an amended and restated charter for the Audit Committee in 2013 and reviewed and confirmed the charter’s continued adequacy and effectiveness at its annual reorganization meeting in June 2022. The Audit Committee charter is available in the Corporate Profile — Governance Documents section of the Investor Relations portion of the Company’s website, www.germanamerican.com. The charter states that the purpose of the Audit Committee is to oversee the Company’s accounting and financial reporting processes and the audits of the Company’s consolidated financial statements and internal control over financial reporting. It is not, however, the Audit Committee’s responsibility under the charter to prepare and certify the Company’s financial statements, to guarantee the independent registered public accounting firm’s report, or to guarantee other disclosures by the Company. Audit Committee members are not employees of the Company and are not performing the functions of auditors or accountants. The Board has designated each of Mr. Root and Mr. Wagler as an “Audit Committee Financial Expert.”
Independence of Audit Committee Members
The Audit Committee is currently comprised of three (3) members of our Board, whose names appear below this Report of Audit Committee. All of the members of the Audit Committee are independent, as that term is defined by Nasdaq listing requirements that are applicable to the members of the Company’s Audit Committee.
Review with Management and Independent Accountants
Management is responsible for the Company’s internal controls and its accounting and financial reporting processes. The independent registered public accounting firm is responsible for performing audits of the Company’s consolidated financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee’s responsibility is to oversee these processes.
In this context, the Audit Committee has met and held discussions with management and with Crowe, the independent registered public accounting firm for the Company, with respect to the Company’s consolidated financial statements for the calendar year 2022. Management represented to the Audit Committee that the Company’s consolidated financial statements as of and for the year ended December 31, 2022 were prepared in accordance with U.S. generally accepted accounting principles, and the Audit Committee reviewed and discussed these consolidated financial statements with management. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by the Public Company Accounting Oversight Board’s Auditing Standard 1301 (Communication with Audit Committees).
The independent registered public accounting firm also provided to the Audit Committee the written disclosures required by Public Company Accounting Oversight Board (PCAOB) Rule 3526, and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence. The Audit Committee also considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with maintaining that firm’s independence.
Based upon the discussions and reviews referred to above, the Audit Committee has recommended to our Board that the consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.
SUBMITTED BY THE MEMBERS OF THE AUDIT COMMITTEE:
M. Darren Root, Chairman
Jason M. Kelly
Tyson J. Wagler

EXECUTIVE COMPENSATION AND RELATED INFORMATION
Compensation/Human Resources Committee Governance
Scope of Authority
Our Compensation/Human Resources Committee has the responsibility for establishing and reviewing our compensation philosophy objectives. Its charter is available in the Corporate Profile — Governance Documents section of the Investor Relations portion of the Company’s website, www.germanamerican.com. The Committee also is charged with: reviewing and approving the corporate goals and objectives relevant to the compensation of the Executive Officers of the Company that are covered by Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended, including the Named Executive Officers; making recommendations to our Board regarding the compensation of the Executive Officers; and overseeing the performance evaluation of our Executive Officers.
The Compensation/Human Resources Committee also administers all equity-based incentive compensation plans of the Company, including the granting of options, restricted stock and other equity awards under such plans, subject, in the case of grants to Executive Officers, to approval of the recommended grants by the Board as part of the Board’s review of the Committee’s overall compensation recommendations for such Executive Officers.
Role of Executive Officers
After consulting with the Compensation/Human Resources Committee’s compensation consultant, the CEO recommends to the Committee base salary, target incentive levels, actual incentive payments and long-term incentive grants for the other Executive Officers. The Committee considers, discusses and modifies the CEO’s recommendations, as appropriate, and takes action on such proposals. The CEO does not make recommendations to the Committee on his own pay levels. The Committee, in executive session and without the CEO present, determines the pay levels for the CEO, which are ratified by the Board.
Independent Compensation Consultant
The Compensation/Human Resources Committee has the authority to directly select, engage and terminate such counsel, consultants (including compensation consultants), and other experts as it deems necessary or appropriate to assist it in carrying out its responsibilities. For 2022, the Committee has engaged Blanchard Consulting Group (“BCG”), an independent third-party banking compensation consultant, to serve as its outside independent compensation consultant. BCG’s role is to serve and assist the Committee in its review and oversight of executive and director compensation practices and to assist the CEO and management in reviewing, assessing and developing recommendations for our executive compensation programs. BCG does not provide any services to the Company besides compensation consulting services.
The scope of BCG’s 2022 consulting projects included the following: a total compensation review for the top executive officers/positions (including the Named Executive Officers), executive stock ownership guidelines research, a proxy title prevalence analysis, proxy writing assistance, assistance with board of director and CEO performance evaluation questionnaires, and a pay versus performance executive compensation analysis, which detailed the Company’s link between Executive Officer pay and performance against that of the peer group over both 1-year and 3-year performance cycles.
In connection with its engagement, BCG reported directly to the Compensation/Human Resources Committee and the Committee directly oversaw the work performed by and determined the fees paid to BCG in connection with the services it provided to the Committee. The Compensation/Human Resources Committee instructed BCG to give advice to the Committee independent of management and to provide such advice for the benefit of the Company and its shareholders. With the Committee’s approval, BCG worked directly with management on certain executive compensation matters.
The Compensation/Human Resources Committee and executive management utilized BCG’s 2022 reports to assist with executive and board compensation decisions during 2022 (a board of director compensation study was last conducted in 2021), but did not solely rely on them. The ultimate decisions made by the Committee and management were a balance between internal views and strategy along with the outside perspective of our independent compensation consultant.
The Compensation/Human Resources Committee reviews the independence of its compensation consultants, taking into account a number of factors, including the six factors articulated in the Nasdaq listing standards and applicable SEC guidance, and also considers any additional services provided by such consultants. For 2022, the Committee determined that BCG was independent and its services to the Committee did not raise any conflicts of interest among the Committee or our management.
Compensation Committee Interlocks and Insider Participation
No member of the Compensation/Human Resources Committee was an officer or employee of the Company or any of its subsidiaries during 2022, nor has any member of the Committee ever been an officer or employee of the Company or any of its subsidiaries. No current member of the Committee or Executive Officer of the Company had a relationship during 2022 requiring disclosure in this proxy statement under Item 404 or Item 407(e)(4) of SEC Regulation S-K.
Compensation Discussion and Analysis
The Compensation Discussion and Analysis (“CD&A”) explains our compensation program for the Executive Officers of the Company identified in the Executive Compensation section of this proxy statement (each, a “Named Executive Officer” and, collectively, the “Named Executive Officers”). The CD&A also describes the process followed by the Compensation/Human Resources Committee (the “Committee”) for making pay decisions, as well as its rationale for specific compensation related decisions related to 2022.
Our Compensation Objectives
Our Compensation/Human Resources Committee has the responsibility for establishing and reviewing our compensation philosophy objectives. The Committee also is charged with making recommendations to our Board regarding the compensation of the Executive Officers of the Company that are covered by Rule 16a‑1(f) under the Securities Exchange Act of 1934, as amended, including the Named Executive Officers. In these roles, the Committee has sought to compensate our Named Executive Officers in a fair, reasonable, and competitive manner. In designing and implementing our compensation program for our Named Executive Officers, we primarily intend to:
•
attract and retain highly-skilled executives in a competitive environment;

•
provide financial incentives intended to align the Named Executive Officers’ interests with those of our shareholders; and

•
pay relative to performance (the higher the performance, the greater the compensation reward).

The Company’s compensation philosophy seeks to reward “upside” via the short and long-term incentive plans when strong performance warrants such payouts.
How We Set Executive Compensation
The Company does not have employment agreements with the Named Executive Officers. As a result, the Committee has flexibility in recommending to the Board the annual compensation of the Named Executive Officers. We believe that not having employee agreements provides us with more flexibility and adaptability when making annual compensation decisions. It is the Company’s preference to not be bound by terms in an agreement for multiple years.
The Company has a Compensation Philosophy that provides guidance to the Committee when making decisions surrounding the compensation of the Named Executive Officers. Our philosophy generally targets near the market median (peer 50th percentile) for Executive Officer base salaries. We also place a strong emphasis on incentive compensation programs that strive to provide an alignment between pay and performance. The Company believes in rewarding the Named Executive Officers with significant incentive compensation awards if Company performance is high versus peer (above 75th percentile). This is a critical piece in the compensation plan design at the Company and is realized through the ability of the Named Executive Officers to annually earn both short-term and long-term incentive payouts when performance justifies such awards.
The Company conducts triennial “say-on-pay” advisory votes. At the 2023 annual meeting of shareholders, the nonbinding “say-on-pay” and “say-on-frequency” votes will again occur (see Proposals 2 and 3). This vote will determine if the Company revises its current three-year schedule for “say-on-pay.” While the Company believes a triennial vote remains appropriate for the reasons set forth under Proposal 3 included in this proxy statement, it is prepared to adjust the schedule as needed based upon the voting results. The Compensation/ Human Resources Committee intends to continue to monitor the results of our “say-on-pay” proposal votes and to incorporate such results as one of many factors considered in connection with the discharge of its responsibilities, although no such factor will likely be assigned a quantitative weighting.
The last “say-on-pay” vote occurred at our annual meeting of shareholders held in 2020. As required by the “say-on-pay” rules of the SEC, we sought the approval, on an advisory basis, of our shareholders concerning our executive compensation program as described in the proxy statement for that meeting. A vast majority (approximately 96%) of our shareholders whose shares were present at the 2020 annual meeting and who voted (or affirmatively abstained from voting (excluding broker non-votes)) on the say-on-pay proposal voted to approve such compensation. Recognizing the shareholder support for current programs and policies, the Compensation/Human Resources Committee did not implement any significant changes to our executive compensation programs as a result of the 2020 shareholder advisory vote.
Since 2012, the Committee has engaged Blanchard Consulting Group (“BCG”) (an independent third-party banking compensation consultant) to assist with executive and board compensation decisions. In 2022, BCG provided reports to evaluate our executive compensation programs and assess the Company’s pay compared to peers and industry best practices. The Committee intends to continue to work with BCG on compensation matters. For more detail on the compensation projects completed in 2022, see the “Independent Compensation Consultant” section.
Peer Group Selection and Analysis
Since 2012, the Committee has worked with BCG to determine and utilize a peer group of publicly traded banks which is evaluated annually and updated as needed. In 2022, the Company reviewed and assessed whether the 2021 peer group needed modifications for 2022. It was determined that the 2021 peer group remained largely appropriate for 2022, with two exceptions. First Busey Corporation and LCNB Corp. were removed and replaced with Nicolet Bankshares, Inc. and MidWestOne Financial Group, Inc. These changes were made to align the peer group asset size more closely with the Company’s asset size. In 2022, the peer group’s 2021 year-end asset size ranged from approximately $2.9 billion to $9.6 billion, consisting of banks located in Indiana and surrounding states. The median asset size of our 2022 peer group for year-end 2021 was $6.1 billion, with the Company’s assets at approximately $5.6 billion for the same time period (the same timeframe as the peer executive compensation reported and analyzed in BCG’s 2022 projects as applicable). Currently, the Company’s assets are approximately $6.2 billion.
Our current peer group includes the following 20 financial institutions:
1st Source Corporation	Civista Bancshares, Inc.	Community Trust Bancorp, Inc.	Farmers National Banc Corp.
First Financial Corporation	First Mid Bancshares, Inc.	Horizon Bancorp, Inc.	Independent Bank Corporation
Lakeland Financial Corporation	Macatawa Bank Corp.	Mercantile Bank Corporation	Midland States Bancorp, Inc.
MidWestOne Financial Group, Inc.	Nicolet Bankshares, Inc.	Park National Corporation	Peoples Bancorp Inc.
Premier Financial Corp.	QCR Holdings, Inc.	Republic Bancorp, Inc.	Stock Yards Bancorp, Inc.

Executive Pay Versus Peer Performance Analysis
The Compensation/Human Resources Committee engages BCG annually to conduct a detailed pay versus performance analysis in order to measure the Company’s financial performance and evaluate its link to Executive Officer pay compared to that of the peer group executive pay and performance. The analysis conducted by BCG in 2022 was used in the decision-making process for determining executive pay and evaluating the executives’ incentive pay design. The analysis evaluates 1 and 3-year performance, and 1 and 3-year executive compensation as compared to our current peer group executives. For each time period, the analysis reviews alignment of the executive compensation of the Company’s and peer named executive officers (using each peer’s Summary Compensation Table pay) compared to financial performance. The analysis focuses on multiple performance criteria as the Company and its independent consultant feel it is important to review performance from a well-balanced perspective. The analysis evaluates six financial measures: return on average equity (ROAE), core earnings per share (EPS) growth, 1-year total shareholder return (TSR), return on average assets (ROAA), efficiency ratio, and non-performing assets to total assets ratio (NPA ratio).
The 2022 pay-for-performance peer analysis conducted by BCG found that for 2021 year-end (which was the same timeframe as peer executive compensation reported and analyzed in BCG’s 2022 projects), GABC’s overall average of the six financial metrics described previously and the three-year average (2019Y – 2021Y) of the performance metrics versus peer resulted in the Company’s performance near the 65th percentile compared to peer.
Based upon this review, the Compensation/Human Resources Committee concluded that the Company’s overall performance was above the peer group median, and the Company used this report to evaluate the pay-for-performance alignment and to consider if changes or modifications were needed to the current compensation package for Executive Officers. Overall, the 2022 executive compensation assessment from BCG found that the 2021 Executive pay levels were slightly above market median on salaries, cash compensation, and direct compensation. The link between pay and performance was very closely aligned and positioned at similar market levels (between the 60th and 80th percentiles). These 2021 Executive pay levels represented continued strong alignment between pay and performance results. The assessment also confirmed that the Company’s award opportunity levels under the short and long-term incentive plans continue to remain competitive versus the peer group and industry practices.
The Company continues to evaluate the alignment between compensation and performance for the Named Executive Officers. The pay-for-performance analysis as described above evaluates whether the Company has a compensation program design for Executive Officers that is working in accordance with the Company’s compensation philosophy. Again, it is our goal to only provide incentive rewards when strong performance warrants such payments. It also allows us to easily compare our 2022 performance to historical performance.
The Company’s 2022 Financial Performance
The Company reported strong annual earnings of $81.8 million, or $2.78 per share, for fiscal year 2022, representing the second highest level of annual earnings in the Company’s history. This level of reported annual earnings resulted in a 13.4% return on average shareholders’ equity, marking the 18th consecutive fiscal year in which the Company has delivered a double-digit return on shareholders’ equity. The Company also announced the declaration of a 9% increase in its quarterly cash dividend, marking the 11th consecutive year of increased cash dividends.
The Company’s 2022 reported annual earnings represented a decrease of $2.3 million, or approximately 12% on a per share basis, from the prior year 2021 record annual earnings of $84.1 million, or $3.17 per share. The 2021 earnings were positively impacted by non-recurring Paycheck Protection Program (“PPP”) fees of $12.2 million, a reserve release of $6.5 million, and record level mortgage revenues. As a result of the January 1, 2022 acquisition of Citizens Union Bancorp of Shelbyville, Inc. (“CUB”), the Company’s 2022 earnings included $18.6 million of one-time merger and acquisition costs and “Day 1” provision under the current expected credit loss model, for an after-tax impact of $14.1 million, or $0.48 per share. The decline in per share net income for the year ended December 31, 2022, as compared to 2021, was also impacted by the Company’s January 1, 2022 issuance of approximately 2.9 million shares of common stock as part of the merger consideration in the CUB transaction.
The Company’s assets totaled $6.156 billion at December 31, 2022, representing an increase of $547.5 million compared with year-end 2021. The increase in total assets was largely attributable to the acquisition of CUB. Total loans at December 31, 2022 were $3.7 billion, representing an increase $780.7 million, or 26%, compared with December 31, 2021. The increase in total loans at December 31, 2022 compared with year-end 2021 was largely due to the acquisition of CUB and organic loan growth from throughout the Company’s existing market areas, which was partially offset by a decrease in PPP loans.
As indicated above, the Company completed the acquisition of CUB on January 1, 2022, through the merger of CUB with and into the Company. Immediately following completion of the CUB holding company merger, CUB’s subsidiary bank, Citizen Union Bank of Shelbyville, Inc., was merged with and into the Company’s subsidiary bank, German American Bank. CUB, headquartered in Shelbyville, Kentucky operated 15 retail banking offices located in Shelby, Jefferson, Spencer, Bullitt, Oldham, Owen, Gallatin and Hardin counties in Kentucky through Citizens Union Bank of Shelbyville, Inc. in Kentucky. As of the closing of the transaction, CUB had total assets of approximately $1.109 billion, total loans of approximately $683.8 million, and total deposits of approximately $930.5 million. In addition to the issuance of approximately 2.9 million shares of its common stock as part of the merger consideration, the Company also paid approximately $50.8 million in cash in exchange for all of the issued and outstanding shares of CUB common stock.
Executive Compensation Components
The executive compensation program consists of three basic elements:
•
base salary;

•
short-term cash incentive awards for annual performance; and

•
long-term incentive awards granted under the German American Bancorp, Inc. 2019 Long-Term Equity Incentive Plan (the “2019 LTI Plan”) for performance over a longer period (typically three years).

The Company’s short and long-term incentive plans are designed to create a pay for performance structure that links executive pay to long-term shareholder value and strong financial performance. The 2022 compensation studies conducted by BCG verified consistency in driving the Company’s strategy and performance through prospective incentive plans that mitigate risk and appropriately balance profitability, strategic, and quality related metrics. The BCG study continues to confirm we have adequate and appropriate compensation tools available to attract, motivate and retain high-quality, skilled executives which provide a mix of short and long-term compensation opportunities. As stated previously, we desire to align pay with performance and require strong financial performance for our Executive Officers to receive any payment under our short and long-term incentive plans. Our incentive plan designs are evaluated annually and were generally found to be consistent with industry best practices.
In 2022, the incentive plan alignment with company goals was similar to the alignment of prior years. We evaluate our pay-for-performance alignment annually and we believe our incentive plans for 2022 were appropriately aligned with company goals and our pay-for-performance philosophy. In 2022, we believe we continue to be well-positioned to both attract and retain executive talent, and reward high levels of performance with above market compensation. The compensation plans are designed such that if the bank does not perform well, the annual and long-term incentive plans do not pay out, and total compensation is below market competitive levels.
We offer a 401(k) retirement plan and certain Named Executive Officers are also eligible for nonqualified deferred compensation plans. Messrs. Rust, Braun, and Leinenbach are also each party to a supplemental executive retirement agreement with the Company’s bank subsidiary. See the “Retirement/Deferred Compensation Benefits” section below for additional information on these agreements.

Base Salary
The Company attempts to provide the Named Executive Officers with a base salary that is market competitive with the salaries offered by other bank holding companies of comparable size in Indiana and the surrounding states. The Compensation Philosophy targets the median (50th percentile) of the competitive market for base salaries. The Committee determined the 2022 base salaries for the Named Executive Officers by reviewing market and peer comparisons provided by BCG, which provided peer group median salaries and salary survey data from the banking and financial industry. Our 2022 analysis and comparison to market data showed that overall, our Executive Officer salaries were competitive with market median. Competitive base salaries are necessary to achieve our pay-for-performance compensation philosophy.
Base salary levels set the foundation for direct compensation, since the opportunity levels for our incentive plans (short- and long-term) are defined as a percentage of base salary. We also relied on recommendations from the CEO for each of the other Named Executive Officers. Base salary decisions surrounding the CEO also incorporated such items as his tenure and the Company’s financial performance. We also take into consideration experience of the individual, performance of the individual, and desired market positioning considering the incentive compensation program design at the Company. In all cases, the Committee recommended to the Board that the CEO’s and each other Named Executive Officer’s 2022 base salary be the value disclosed in the table below, and the Board accepted those recommendations.
Our 2022 base salary increases were determined after reviewing the BCG data, current market environment, and desire to retain our executive talent. Mr. Braun and Mr. Leinenbach received market competitive salary increases while Mr. Dauby and Mr. Rust received more significant salary increases. Mr. Dauby’s 2022 salary increase was commensurate with his increased responsibilities as a result of transitioning to the CEO and President position in 2022. Mr. Rust’s increase was determined to be appropriate based on his new and expanded role as Chief Operating Officer in addition to his Chief Financial Officer responsibilities in 2022. Neither Ms. Jackson nor Mr. Barrett were included as Named Executive Officers prior to 2022. The base salary increases for the Named Executive Officers for 2022 (as compared to their base salaries in 2021 as of year-end) were as follows:
Executive	2022 Base Salary	2021 Base Salary	% Increase
Mr. Dauby	$580,000	$450,000	28.9%
Mr. Rust	$440,000	$375,000	17.3%
Mr. Braun	$370,000	$335,000	10.4%
Mr. Leinenbach	$340,000	$310,000	9.7%
Ms. Jackson	$265,000	—	—
Mr. Barrett	$250,000	—	—
Executive Management Incentive Plan
For performance during 2022, the Company continued to maintain an Executive Management Incentive Plan (the “Plan”) for certain key officers, including the Named Executive Officers. Under this Plan, the Company pays additional compensation in the form of annual cash incentive awards that are contingent upon the achievement of certain annual goals (described in this subsection), and long-term incentive awards that are contingent upon the achievement of certain long-term goals (described in the next subsection).
Short-Term Cash Incentive Awards
The Plan provides each officer with a “balanced scorecard” for the short-term cash incentive award portion of the Plan. The “balanced scorecard” establishes specific corporate and shareholder-related performance goals balanced by goals from the officer’s individual area of responsibility and their expected level of contribution to the Company’s achievement of its corporate goals. The alignment with company goals were similar to past years. The balanced scorecard approach is designed to encourage a consistent, long-term management approach to enhancing shareholder value. Cash incentive payments that are authorized to be paid to eligible officers under the Executive Management Incentive Plan are payable in quarterly installments during the year following the year in which the services were performed and are contingent only upon such Executive Officer’s continued employment with the Company through the date of payment of each quarterly installment. The Plan also has a “clawback” provision which allows the Company to recoup awards under certain circumstances such as a material misstatement of financial performance.
During the first quarter of 2022, the Board (by the vote of the members of the Board who are not “interested directors” within the meaning of Nasdaq’s independence rules, and at the recommendation of the Committee) established potential short-term cash incentive awards for the Named Executive Officers as percentages of their 2022 base salary (which ranged from 26.25% to 37.50% of base salary for “good” performance, depending upon the Named Executive Officer), with maximum awards (payable only for “exceptional” performance — where established goals were substantially exceeded) ranging from 61.25% to 87.50% of base salary (depending upon the Named Executive Officer). After reviewing the BCG market and peer compensation provided in the 2022 Executive Compensation Review, we determined the current short-term opportunities continued to remain competitive versus peer and market. The short-term incentive award opportunities for 2022 remain unchanged from 2021 for Mr. Rust, Mr. Braun, and Mr. Leinenbach. Mr. Dauby, who was promoted to the President and CEO role in 2022, and Ms. Jackson and Mr. Barrett, who have each been included as Named Executive Officers for 2022, had higher short-term opportunities in 2022 than in prior years. Specifically, the opportunities (as a percentage of base salary) for the 2022 short-term cash incentive awards were as follows:
	Potential 2022 Short-Term Award as Percentage of 2022 Base Salary at the Following Performance Levels
Executive	Good	Very Good	Exceptional
Mr. Dauby	37.50%	62.50%	87.50%
Mr. Rust	30.00%	50.00%	70.00%
Mr. Braun	26.25%	43.75%	61.25%
Mr. Leinenbach	26.25%	43.75%	61.25%
Ms. Jackson	26.25%	43.75%	61.25%
Mr. Barrett	26.25%	43.75%	61.25%
Credit is given proportionately for performance falling between the levels, but is not given for performance that is not at least at the threshold level (i.e., “good” performance). We also have a maximum payout level (i.e., for “exceptional” performance) for each executive, which effectively puts a “cap” on any awards and assists with mitigating risk in this incentive program.
The Board requires that a minimum net income trigger be met before the Plan is “turned on.” Net income was chosen as the trigger because it is the most appropriate measure of bank profitability, and a prevalent metric in which to measure financial stability. If this minimum net income trigger is not achieved for the calendar year performance period, then the entire plan is not funded and no payouts are made to any participants under the Plan. For 2022, the minimum net income trigger was set at $60,000,000, which reflected the projected impact of the Company’s acquisition of Citizens Union Bancorp of Shelbyville, Inc. For comparison, in 2021, the minimum net income trigger was $48,000,000. The Company’s goal for the short-term incentive plan design is to allow for incentive pay “upside” when strong performance warrants such payouts (as stated in our compensation philosophy).
Cash incentive award criteria for services during 2022 under the scorecards were based on the following weightings for the Named Executive Officers:
Short-term Cash Incentive Award Criteria	Percentage of Potential Award
Corporate Operating Results: Formula assessments of 2022 corporate performance, which assists in measuring the alignment of executive and shareholder interests.	80%
Judgmental/Individual Criteria: Formula and/or judgmental assessments of personal or area of responsibility performance during 2022.	20%
Total	100%

Short-term Cash Incentive Corporate Performance Scorecard Metrics
Corporate Operating Measures (80% weighting)
For 2022, the corporate performance metrics listed below were used. When selecting the five performance measures, the Company’s goals, strategic plan, and industry standards were taken into consideration. The Company strongly believes in a balanced scorecard approach, which takes into consideration increasing shareholder value, quality vs. cost ratios, loan growth, deposit growth, etc. We use a balance of profitability/growth related metrics along with quality measures to best measure overall financial performance.
While the five short-term corporate performance criteria for 2022 (summarized in the table below) have, generally, remained unchanged since 2015, modifications have been made to two measures for 2022. Specifically, earnings per share growth and the efficiency ratio were each modified and assessed on an “as adjusted” basis to exclude the impact of transaction-related expenses incurred in connection with the Company’s merger with CUB. The non-interested members of the Board determined that the failure to make these adjustments, which are intended exclude the impact of items that the Company and the Board consider as being unrepresentative of the Company’s core operating performance, may inappropriately penalize the Named Executive Officers for expenses that were not indicative of actual performance. In addition, the Board believes that making these adjustments may more effectively align management incentives with the Company’s strategy to continue the expansion of its business through mergers and acquisitions. As a result, for 2022, the modified performance measures set forth below were viewed as being better aligned with our strategic goals.
Corporate Operating Measures	Percentage Weighting
Income/revenue measures (applied to all Executive Officers):
Adjusted earnings per common share growth	25%
Efficiency ratio, as adjusted	10%
Consolidated balance sheet measures (applied to all Executive Officers):
Growth in core organic taxable loans	20%
Growth in core organic deposits and repurchase agreements	15%
Non-performing assets to total assets ratio	10%
Total	80%
Judgmental/Individual Measures (20% weighting)
For 2022, judgmental/individual measures (20% weight for Executive Officers) were based on overall performance of the executive, including business unit or department performance. The criteria relating to business unit performance or departmental performance (if such performance was applicable to a particular Executive Officer’s scorecard) were focused on performance of the business unit or department headed by each executive. Criteria are determined annually based on the strategic goals of the executive’s respective business unit or department. Consistent with prior years, these criteria were assigned a weighting percentage based on the executive’s position and authority. Final performance was based on the Board’s assessment for the CEO (Mr. Dauby) and the CEO’s assessment for the performance of Mr. Rust, Mr. Leinenbach, Mr. Braun, Ms. Jackson, and Mr. Barrett.
Similar to prior years, the Committee established the annual target levels of achievement to be challenging yet reasonably attainable, with threshold awards (i.e., “good” performance”) set at expected levels of attainment, and maximum awards (i.e., “exceptional” performance) set at an extremely difficult level to achieve. This was assessed using a combination of budget, our historical performance, peer group performance, and the Company’s best estimates for 2022 performance. When setting the target level for each corporate measure, however, the Company did not necessarily attempt to tie that level to the Company’s expectations for 2022; therefore, some of the measures require the achievement of greater-than-expected corporate performance at the targeted level, and some will reward achievement of lesser-than-expected corporate performance at the targeted level. Overall, however, and on a balanced approach when weighing all of the formula and judgmental performance factors (income statement, balance sheet, and personal) in accordance with the scorecard weights, the Company believes that the target levels are appropriately challenging. In selecting the 2022 performance measures, the Committee also noted the following:
•
We defined core organic taxable loan growth to mean the growth in the average balance of our consolidated core organic taxable loans in December 2022 as compared to our average balances of our consolidated core organic taxable loans in December 2021.

•
We defined core organic deposit and repurchase agreement growth to mean the growth in the average balance of our consolidated core organic deposits and repurchase agreements in December 2022 as compared to our average balances of our consolidated core organic deposits and repurchase agreements in December 2021.

•
We determined the non-performing assets to total assets ratio based on the average of the four quarter-end ratios during the year.

Short-Term Cash Incentive 2022 Actual Performance
In the first quarter of 2023, the Board, upon the recommendation of the Committee, determined the short-term cash incentive award amounts payable in 2023 to the Named Executive Officers, including the CEO, for their services during 2022. The incentive amounts paid for 2022 performance are included in the Summary Compensation Table. The Committee’s recommendations were based on the Committee’s assessment of the degree to which the corporate and personal goals established by the 2022 scorecards of the Named Executive Officers were achieved. The Named Executive Officers received awards that were determined in accordance with the formulas relating to the short-term corporate performance criteria and judgment of job performance established by the respective 2022 scorecards. The 2022 actual short-term cash incentive payouts that were earned and paid ranged from 36.0% to 51.3% of year-end salary for the Named Executive Officers. These awards were based on the following performance levels:
Corporate Operating Measures	2022 Result
Net income “trigger”	Exceeded
Income/revenue measures:
Adjusted earnings per common share growth	Between Good & Very Good
Efficiency ratio, as adjusted	Above Exceptional
Consolidated balance sheet measures:
Growth in core organic taxable loans	Between Good & Very Good
Growth in core organic deposits and repurchase agreements	Below Good (Threshold)
Non-performing assets to total assets ratio	Above Exceptional
Overall short-term incentive performance	Between Good & Very Good
Discretionary Cash Awards
No discretionary cash awards were made to the Named Executive Officers in 2022.
Long-Term Incentive Awards
The 2022 LTI Plan provides for the potential award of incentive and non-qualified stock options and other equity-based awards, including restricted stock (“LTI Awards”). In recent years, restricted stock awards have been awarded as the equity vehicle under the LTI Plan. The use of Restricted Stock, or full-value equity grants, is very prevalent within the banking industry based on our independent compensation consulting studies and regulatory best practices. As such, we felt it was appropriate from a market competitive standpoint to again utilize this type of equity award in 2022.
The LTI performance awards to our Named Executive Officers (for 2022 performance) were paid out as 100% equity, in the form of restricted stock grants. The Company discontinued paying a portion of the annual LTI awards in cash to NEOs beginning in 2020 and this practice has continued since that time. The purpose of granting LTI Awards is to provide long-term incentive compensation to complement the short-term focus of annual cash incentive awards. The Company believes the LTI plan encourages prudent long-term business planning decisions and serves as a valuable retention tool to motivate and reward Executive Officers’ long-term behavior. The Company continues to utilize a Management Long-Term Incentive Plan Balanced Scorecard approach for the Named Executive Officers.
A payout “scorecard” for LTI Awards is established upon recommendation of the Committee based upon the Named Executive Officer’s level of responsibility. The awards are earned in proportion to the extent to which the Company has achieved certain corporate financial performance metrics versus peer on a three-year average period ending in the year for which the scorecard is established. The Committee maintains a “clawback” provision in the Plan, where all LTI Awards earned are subject to “clawback” under certain circumstances, such as a material misstatement of financial performance. Also, as an additional executive retention tool and in support of the “clawback” provision, the LTI Award grants are subject to a three-year vesting schedule. As such, 1/3 of any LTI award that is granted vests 1/3 per year following the date of grant.
During the first quarter of 2022, the Board (by the vote of the members of the Board who are not “interested directors” within the meaning of the rules of the Nasdaq Stock Market, Inc., and at the recommendation of the Committee) established threshold long-term incentive awards for Named Executive Officers as percentages of their 2022 base salary (which ranged from 26.25% to 37.50% of base salary for “good” performance, depending upon the Named Executive Officer), with maximum awards (payable only for “exceptional” performance — where established goals were substantially exceeded) ranging from 61.25% to 87.50% of base salary (depending upon the Named Executive Officer). The long-term incentive award opportunities for 2022 remain unchanged from 2021 for Mr. Rust, Mr. Braun, and Mr. Leinenbach. The long-term incentive award opportunities for Mr. Dauby increased in 2022 in recognition of his promotion to President and CEO. The long-term incentive award opportunities for Ms. Jackson and Mr. Barrett increased due to each being included as a Named Executive Officer for 2022. The opportunities (as a percentage of base salary) for the 2022 long-term equity incentive awards were as follows:
	Potential 2022 Long-Term Incentive Award as Percentage of 2022 Base Salary at the Following Performance Levels
Executive	Good	Very Good	Exceptional
Mr. Dauby	37.50%	62.50%	87.50%
Mr. Rust	30.00%	50.00%	70.00%
Mr. Braun	26.25%	43.75%	61.25%
Mr. Leinenbach	26.25%	43.75%	61.25%
Ms. Jackson	26.25%	43.75%	61.25%
Mr. Barrett	26.25%	43.75%	61.25%
Similar to the short-term cash incentive program, credit is given proportionally for performance falling between the levels, but is not given for performance that is not at least at the threshold level (i.e., “good” performance) or for that portion of performance that exceeds the maximum payout level (i.e., “exceptional” performance).
LTI awards for services during the three-year period of 2020 – 2022 under the scorecards were based on the long-term corporate performance criteria set forth in the table below, which are reviewed annually (the “Long-Term Corporate Performance Criteria”). While these performance criteria have remain unchanged over recent years, for 2022, each measure was modified and assessed on an “as adjusted” basis to exclude the impact of transaction-related expenses incurred in connection with the Company’s merger with CUB. As stated previously, the non-interested members of the Board determined that the failure to make these adjustments, which are intended exclude the impact of items that the Company and the Board consider as being unrepresentative of the Company’s core operating performance, may inappropriately penalize the Named Executive Officers for expenses that were not indicative of actual performance. In addition, the Board believes that making these adjustments may more effectively align management incentives with the Company’s strategy to continue the expansion of its business through mergers and acquisitions. As a result, for 2022, the modified performance measures set forth below were viewed as being better aligned with our long-term strategic goals.

Long-term Corporate Performance Criteria	Percentage of Potential Award
Adjusted return on equity	33 1∕3%
Adjusted return on assets	33 1∕3%
Adjusted earnings per common share growth	33 1∕3%
Total	100%
Similar to the short-term cash incentive awards, the Committee establishes targets for LTI Awards that are very challenging, but reasonably attainable, with threshold (i.e., “good” performance) awards set at expected levels of attainment, and maximum (i.e., “exceptional” performance) awards set at an extremely difficult level of attainment. In measuring performance for each of the above metrics, the Committee notes the following:
•
Return on Equity Measurement: We measured the extent to which the Company achieved the return on equity metric for the three-year period of 2020 – 2022 by determining an annual percentile ranking of the Company’s return on equity in comparison to our publicly-held peer group of banks for each of the three years. In 2022, the Company’s return on equity was adjusted as discussed above. For the peer group companies, a determination was made as to which companies, if any, completed a merger or acquisition transaction during the 2022 calendar year, with each impacted peer’s return on equity being adjusted in a manner similar to the adjustments made to the Company’s return, using amounts reported in the peer company’s SEC filings. We then averaged the Company’s annual percentile ranking for each year to determine a three-year average result.

•
Return on Assets Measurement: We measured the extent to which the Company achieved the return on assets metric for the three-year period of 2020 – 2022 by determining an annual percentile ranking of the Company’s return on assets in comparison to our publicly-held peer group of banks for each of the three years. In 2022, the Company’s return on assets was adjusted as discussed above. For the peer group companies, the adjustments discussed above were also made to each impacted peer’s return on assets. We then averaged the Company’s annual percentile ranking for each year to determine a three-year average result.

•
Earnings per Common Share Growth Measurement: We measured the extent to which the Company achieved the earnings per common share growth, or EPS growth rate, metric by measuring the Company’s annual adjusted EPS growth rate against Board established internal goals for each of the three years. As discussed above, for purposes of this metric, the Company’s earnings have been adjusted for 2022 to exclude the impact of transaction-related expenses incurred in connection with its merger with CUB. We then averaged the Company’s annual EPS growth rate level of achievement for each year to determine a three-year average result.

In addition, the LTI Awards are further subject to a minimum net income trigger that is the same as the short-term cash incentive award trigger. If the minimum net income trigger of $60,000,000 was not achieved for 2022, then no LTI awards would have been granted under the Plan.
For purposes of the above, our peer group for 2022 is the group of publicly traded banks shown previously. For 2021 and 2020, the peer group used was the group of publicly traded banks disclosed in the applicable year’s proxy disclosure.
For more information on our LTI plan metrics, see the Company’s Current Report on Form 8-K filed with the SEC on March 11, 2022.
During the first quarter of 2023, the Board determined that the corporate goals established by the scorecards for the LTI Awards resulted in the following for 2020 – 2022 performance:
Long-term Incentive Measures	2020 – 2022 Result
Net income “trigger”	Exceeded
Adjusted return on equity	Between Good & Very Good
Adjusted return on assets	Between Good & Very Good
Adjusted earnings per common share growth	Exceptional
Overall long-term incentive performance	Between Very Good & Exceptional

As a result, the Board approved the grant of Restricted Stock Awards to the Named Executive Officers, in satisfaction of their 2022 earned LTI Awards (based on the three-year average percentile rankings), ranging from 48.7% to 69.5% of salary for the Named Executive Officers. Each Restricted Stock Award consisted of newly-issued common stock of the Company (subject to certain restrictions and forfeiture conditions) having an aggregate fair market value equal to each Named Executive Officer’s total LTI Award earned in 2022, which was determined by dividing the dollar value of the award by the market price the Company stock as of the close of trading on March 14, 2023 (rounded up to the nearest whole number of shares).
Holders of the common stock issued as part of the Restricted Stock Award are entitled to dividends on such shares unless and until the shares are forfeited in accordance with the terms of the Restricted Stock Awards.
Vesting and Retention Provisions Applicable to LTI Awards
The LTI Awards earned in 2022 (consisting solely of Restricted Stock Awards) will vest, assuming the continued service of each of the holders through such vesting date, as follows: 1/3 on March 15, 2024, 1/3 on March 15, 2025, and 1/3 on March 15, 2026. This straight-line three-year vesting schedule is consistent with industry standards. Vesting of such LTI Awards will be accelerated in the event of the holder’s death or disability while in the service of the Company or upon such other event as determined by the Committee in its sole discretion. Vesting will also be accelerated upon certain extraordinary events (such as a change in control). Unvested shares issued as Restricted Stock Awards must be retained by the Named Executive Officer subject to the “clawback” and forfeiture provisions applicable to such shares, and therefore may not be sold, pledged or otherwise transferred or hedged during the vesting periods. At least 95 percent of the shares underlying awards granted under the 2019 LTI Plan are required to have a one-year minimum vesting period, subject to the Compensation/Human Resources Committee’s authority under the 2019 LTI Plan to vest awards earlier, as the Committee deems appropriate.
Clawback Policy
As a matter of policy, we have implemented “clawback” provisions for incentive awards that are provided to Executive Officers and based on Company financial metrics. These “clawback” provisions allow the Company to recoup awards that have been previously paid/awarded under certain circumstances such as a material misstatement of financial performance. The clawback right has also been extended to instances where the Named Executive Officers have engaged in intentional misconduct in the performance of their duties to the Company or otherwise violated the Company’s Code of Business Conduct in any material respect. As previously disclosed, awards under our incentive plans (both cash and equity) in recent years and in 2022 are subject to these “clawback” provisions. We feel this “clawback” policy is appropriate and assists with risk mitigation throughout the Company.
Repricing and Underwater Grant Buyback Prohibitions
Our 2019 LTI Plan does not allow repricing or cash buybacks of stock options or stock appreciation rights (“SAR”), without shareholder approval. Specifically, without shareholder approval, no stock option or SAR award may be (i) amended to decrease the exercise price, (ii) cancelled in exchange for a replacement option or SAR with a lower exercise price, or (iii) purchased or cancelled in exchange for cash, other property or grant of a restricted stock award at a time when the per share exercise price of the option or SAR award is greater than the fair market value of a share of our common stock.
Insider Trading Policy and Anti-Hedging Provision
We maintain a policy for securities transactions applicable to all officers, directors and employees of the Company which prohibits engaging in short sales, transactions in puts, calls or other derivative instruments, hedging transactions and other short-term or speculative transactions with respect to our stock at any time. As part of this prohibition on short-term transactions, any Common Shares purchased by a person subject to our insider trading policy must be held by the purchaser for a minimum of six months. In addition, our insider trading policy prohibits our Executive Officers and directors from trading during quarterly and special blackout periods.

Executive Stock Ownership/Holding Requirements
The Chief Executive Officer is expected to attain/maintain an investment position in our common shares equal to three times his or her base salary. On February 27, 2023, the Board of Directors adopted a policy that requires (i) the Company’s Chief Financial Officer and Chief Operating Officer to attain/maintain an investment position in our common shares equal to two times his or her base salary, and (ii) each other Named Executive Officer to attain/maintain an investment position in our common shares equal to one and one-half times his or her base salary. The policy also requires that all new named executive officers acquire such shares within five years after their appointment, and current Named Executive Officers shall have five years from the date of the implementation of the policy to acquire such shares. As of December 31, 2022, each of Mr. Rust, Mr. Braun, and Mr. Leinenbach met their respective requirement. Because Mr. Dauby was appointed to his position as the Company’s Chief Executive Officer effective as of January 1, 2022, and Ms. Jackson and Mr. Barrett were just included as a Named Executive Officer for 2022, each of such officers will have five years to attain the required investment position. Additionally, the Company requires that any common shares received by Executive Officers in connection with any equity awards are subject to an additional one year holding period before any sale or transfer of the shares may take place, other than with respect to any shares withheld by the Company to satisfy a participant’s withholding tax obligation in connection with an award.
Additionally, we require ownership of our common stock by our non-employee directors, as described later in this proxy statement.
Other 2019 LTI Plan Governance Features
The Company desires to promote best practices by reinforcing the alignment between equity compensation arrangements with the interests of our shareholders. To this end, important governance features were incorporated into the 2019 LTI Plan, including, but not limited to the items below:
•
No liberal share recycling is allowed.   Shares of common stock are not allowed to be added back to the plan reserve for future grants under certain circumstances, as described in the 2019 LTI Plan.

•
No tax gross-ups.

•
Material amendments require shareholder approval.

•
No evergreen provision.   The 2019 LTI Plan does not contain an “evergreen” feature that automatically replenishes the shares available for future grants.

•
No automatic grants or reload grants.   The 2019 LTI Plan does not provide for “reload” or other automatic grants to any participant.

Retirement/Deferred Compensation Benefits
German American Bancorp 401(k) Savings Plan.   The 401(k) Plan is a tax-qualified defined contribution plan that enables eligible employees to defer income taxation on up to 60% of their compensation (not to exceed $20,500 for 2022 or $27,000 for employees age 50 or older). We currently provide fully vested matching contributions equal to 100% of each employee’s pre-tax contributions up to the first 3% of compensation plus 50% of the employee’s pre-tax contributions up to the next 2% of compensation. Participants in the plan direct the investment of their account balances and are eligible for loans, certain in-service withdrawals, and distributions upon termination of employment. All Named Executive Officers participate in the 401(k) Plan.
German American Bancorp Nonqualified Savings Plan.   Under the German American Bancorp Nonqualified Savings Plan, established in 2004 (the “Nonqualified Savings Plan”), highly compensated or management employees of the Company and its subsidiaries who are specifically designated from time to time by the Committee as eligible to participate in the Plan may, through payroll deduction, make employee deferral contributions between 1% and 60% of their regular earnings. Participants in the plan direct the investment of their account balances. The Plan was amended in 2008 to bring it into technical compliance with the requirements of section 409A of the Internal Revenue Code of 1986, as amended.

We make matching contributions under the Nonqualified Savings Plan according to the following formula:
•
100% of the first 3% of the participant’s eligible compensation contributed to the Nonqualified Savings Plan and the German American Bancorp 401(k) Savings Plan (“401(k) Plan”) as “Deferral Contributions” (as defined under the respective plans) for the plan year, plus

•
50% of the next 2% of the participant’s eligible compensation contributed to the Nonqualified Savings Plan and the 401(k) Plan as “Deferral Contributions” (as defined under the respective plans) for the plan year.

In no event, however, may the aggregate employer matching contributions on behalf of any participant in any plan year, considering both the matching contribution under the Nonqualified Savings Plan and any employer matching contribution under the 401(k) Plan, exceed 4% of such participant’s eligible compensation.
As elected by the participant, each participant (or his or her beneficiary) will receive a lump sum distribution or series of installment distributions from the Nonqualified Savings Plan, beginning upon termination of employment, retirement or early retirement. The Nonqualified Savings Plan contains certain provisions that may accelerate the timing of distributions in the event of death, disability or certain changes in control of the Company. During 2022, Mr. Dauby, Mr. Rust, Mr. Braun, Mr. Leinenbach, Ms. Jackson, and Mr. Barrett each had an account under the Nonqualified Savings Plan.
Supplemental Executive Retirement Agreements.   Mr. Rust is party to an Executive Supplemental Retirement Income Agreement with the Company’s bank subsidiary that provides for a supplemental retirement benefit in the fixed amount of $26,340 per year for fifteen years and an additional death benefit of $10,000. Mr. Rust is 100% vested in the benefit and amounts become payable upon his death, disability, termination of employment, or retirement. The arrangement constitutes a non-qualified deferred compensation plan. The benefit is forfeited in the event he is terminated for “Cause” as described in the agreement. Except in cases of death or disability, the benefit will commence on the first day of the month following his 65th birthday. If he terminates employment prior to age 65 but after age 60, he may elect to commence benefits prior to age 65 but a reduction will be applied equal to 6% per year for each year in which benefits are commenced prior to age 65. Death benefits, including a $10,000 burial benefit, are payable to Mr. Rust’s beneficiary under the plan. This plan was amended in December 2008 to bring the arrangement into technical compliance with requirements of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
As part of the Company’s on-going succession planning for its Executive Officers, the Company’s bank subsidiary has entered into Supplemental Executive Retirement Agreement with each of Mr. Leinenbach and Mr. Braun to ensure an orderly transition of responsibilities by incentivizing each such Executive Officer to delay his expected retirement date.
Leinenbach Agreement.   The agreement with Mr. Leinenbach, which was entered into in August 2017, provides that, so long as he remains employed by the bank subsidiary through a retention date of December 31, 2023, which date represents the last day of the month in which his 65th birthday occurs, he will receive a supplemental retirement benefit in the amount of $500,000, plus interest. The retirement benefit would be paid in monthly installments, over a ten-year period that would commence on January 1, 2025.
Braun Agreement.   The agreement with Mr. Braun, which was entered into in March 2021, provides that, so long as he remains employed by the bank subsidiary through a retention date of April 1, 2023, he will receive a supplemental retirement benefit in the amount of $250,000, plus interest. The retirement benefit would be paid in monthly installments, over a ten-year period that would commence on January 1, 2024.
The arrangement with each of Mr. Leinenbach and Mr. Braun constitutes a non-qualified deferred compensation plan. If the Named Executive Officer leaves employment voluntarily or is terminated by the bank subsidiary for “Just Cause” (as described in the applicable agreement) prior to his retention date, he will not receive any payments under his agreement. If the Named Executive Officer dies or becomes disabled prior to the applicable retention date, he or his beneficiaries will receive a proportionate amount of the payments based on his months of service prior to his death or disability. It is intended that any amounts payable under these agreements shall either be exempt from, or comply with, Section 409A of the Code so as not to subject the Named Executive Officer to the payment of any interest, penalties or additional tax imposed under Section 409A.
German American Deferred Director Compensation Plan.   The Deferred Director Compensation Plan allowed members of the Board of Directors of the Company’s bank subsidiary to elect to defer the receipt and taxation on a portion of their director fees while serving on that board of directors. The Plan was frozen as of December 31, 1996, and no additional fees have been deferred into the Plan since then. Mr. Schroeder is the only participant in this frozen Deferred Director Compensation Plan.
Other Compensation
Detailed information regarding other compensation is provided in note 6 to the Summary Compensation Table later in this document. In general, we believe that perquisites should not constitute a significant portion of any Executive Officer’s compensation. However, certain perquisites provided to Executive Officers also provide a benefit to us. For example, we reimburse certain club dues to encourage our Executive Officers to have a presence in the community to promote the business of the Company. Additionally, a 5% “retirement allowance” contribution is provided to the Named Executive Officer and is intended to help defray the cost of saving for retirement following the 2004 elimination of a Company-funded retirement contribution to the Profit-Sharing Plan. For more detail on other compensation amounts, please refer to the “All Other Compensation” table later in this disclosure.
Compensation Committee Report
The Compensation/Human Resources Committee has reviewed and discussed with management the above “Compensation Discussion and Analysis,” and, based on such review and discussion, the Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in this proxy statement, from which it will be incorporated by reference into the Company’s Annual Report on Form 10-K.
Zachary W. Bawel, Chairman
Susan J. Ellspermann
Christina M. Ryan
Thomas W. Seger

Risk Assessment
We believe that our compensatory plans or programs provide appropriate incentives for all of our employees, including but not limited to our employees engaged in marketing and selling particular types of banking, insurance, securities or other financial products or services, and our Executive Officers. We also believe that those plans and programs, considered individually and as a whole, neither encourage excessive or unnecessary risk that would adversely affect the long-term value or performance of our Company nor encourage employees to manipulate earnings in order to enhance the benefits payable under such plans or programs.
We believe that our annually-reconstituted Management Incentive Plan, including that of our Executive Officers (described above under the heading “Compensation Discussion and Analysis,” and considering both the short-term and long-term award structures created by that Plan), is well designed to align our strategic objectives with short-term and long-term shareholder value and to not encourage risky employee behavior, because:
•
the corporate performance metrics (as specified by the balanced scorecards) take into consideration:

•
balance sheet, income statement and equity factors, and

•
threshold goals under such scorecards were (are) reasonably achievable with good performance, and therefore were sufficiently challenging but not overly difficult, and

•
specified performance metrics did (do) not include steep cliffs for not achieving nor exponential upside to achieving them (we pro-rate awards between various performance levels);

•
based on peer group comparisons, the incentives payable to our Executive Officers under their balanced scorecards were (are) capped at reasonable levels and the maximum (exceptional) awards represent an appropriate portion of total pay;

•
our inclusion of an award based on a three-year performance period discourages activities that do not benefit us over a long term; and

•
denomination of long-term awards in payments of restricted Company stock and additional vesting terms gives further incentive to our executives to focus on sustained value creation.

Similarly, we believe that the compensation programs available to our employees generally, and in our investments and insurance areas in particular (such as permitted payments for referrals, account opening incentives, and insurance, mortgage loan, and brokerage commissions and other payments based on products and services sold or provided or business developed or produced) are appropriately aligned with our Company’s strategy and objectives for long-term value creation for shareholders, and properly reward various performance outcomes.
Executive Compensation
The following tabular and other information describes the compensation of our Chief Executive Officer, our Chief Financial Officer, and our four Executive Vice Presidents employed at the end of 2022 (we refer to these individuals as our “Named Executive Officers” or “NEOs”), for their services to the Company and its subsidiaries during 2022 and certain prior years.

Summary
The following table provides a summary of compensation for 2020 through 2022 with respect to our Named Executive Officers.
SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	Change in Pension Value and Non- qualified Deferred Compensation Earnings(5) ($)	All Other Compensation(6) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
D. Neil Dauby, President and Chief Executive Officer	2022	580,000	―	403,122	―	297,540	―	93,389	1,374,051
	2021	425,000	―	243,000	―	244,440	―	59,146	971,586
	2020	310,375	―	146,554	―	110,618	―	45,507	613,054
Bradley M. Rust, Senior Executive Vice President, Chief Operating Officer and Chief Financial Officer	2022	440,000	―	244,652	―	184,448	13,302	84,449	966,851
	2021	375,000	―	202,513	―	203,700	12,781	64,727	858,721
	2020	339,500	―	146,554	―	110,618	12,662	62,126	671,460
Randall L. Braun, Executive Vice President and Chief Banking Officer	2022	370,000	―	180,007	―	134,421	―	79,363	763,791
	2021	335,000	―	158,324	―	159,226	―	58,522	711,073
	2020	270,750	―	113,341	―	85,571	―	54,208	523,870
Keith A. Leinenbach, Executive Vice President and Chief Credit Officer	2022	340,000	―	165,434	―	123,522	―	73,225	702,181
	2021	310,000	―	146,501	―	147,343	―	60,562	664,406
	2020	295,000	―	123,534	―	93,235	―	59,188	570,957
Amy D. Jackson, Executive Vice President and Chief Administrative Officer	2022	265,000	―	128,950	―	96,275	―	34,393	524,618
Clay M. Barrett, Executive Vice President and Chief Digital and Information Officer	2022	250,000	―	121,681	―	89,950	―	28,716	490,347

(1)
No discretionary bonus payments were made to the Named Executive Officers in any of the years presented.

(2)
Amounts reported in this column represent the LTI restricted stock awards that were granted in 2023, 2022 and 2021, as applicable, based on performance criteria established for the three-year periods ending December 31, 2022, December 31, 2021, and December 31, 2020, respectively. The “Long-Term Incentive Awards” section of the “Compensation Discussion and Analysis” provides additional details. The LTI restricted stock awards in this column vest as follows: (a) for the grant related to 2020, such shares will become vested: 1/3 on March 15, 2022, 1/3 on March 15, 2023 and 1/3 on March 15, 2024, (b) for the grant related to 2021, such shares will become vested: 1/3 on March 15, 2023, 1/3 on March 15, 2024 and 1/3 on March 15, 2025, and (c) for the grant related to 2022, such shares will become vested: 1/3 on March 15, 2024, 1/3 on March 15, 2025 and 1/3 on March 15, 2026. In each case, vesting is subject to continued service. In accordance with our interpretation of SEC guidance on this subject, we report these awards for purposes of our Summary Compensation Table as being awarded in the final year of the related three-year performance period, even though we accrue the related expense in different time periods for financial reporting purposes. The amounts are reported with respect to the year in which they were ultimately earned. For a discussion of the assumptions used in the calculation of the stock awards reported in this column, please see Note 8 of the Notes to Consolidated Financial Statements in the Company’s 2022 annual report on Form 10-K.
(3)
No stock options were granted to the Named Executive Officers in any of the years presented.

(4)
The amounts in this column represent short-term cash incentive awards that were earned based on performance during 2020, 2021, and 2022, respectively and as applicable, under the Company’s Management Incentive Plan. The “Short-Term Cash Incentive Awards” section of “Compensation Discussion and Analysis” provides additional details. These short-term cash incentive awards are generally paid (subject to the executive’s continued employment) to the executive in quarterly installments during the year following the year in which they were earned (for instance, 2022 amounts will be paid in 2023).

(5)
With respect to Mr. Rust, the amounts specified in Column (h) reflect the increase in the present value of his accrued benefit under an Executive Supplemental Retirement Income Agreement of $12,662 for 2020, $12,781 for 2021, and $13,302 for 2022.

(6)
The amounts specified in Column (i) include the following:

Name	Year	Perquisites & Other Personal Benefits(a) ($)	Relocation Expense Reimbursement ($)	Payments/ Accruals on Termination Plans ($)	Company Contributions to Defined Contribution Plans ($)	Cash Dividends on Restricted Stock ($)	Life Insurance Premiums(b) ($)
D. Neil Dauby	2022	48,308	―	―	37,541	6,818	722
	2021	31,163	―	―	24,194	3,067	722
	2020	24,571	―	―	18,817	1,397	722
Bradley M. Rust	2022	47,178	―	―	30,252	6,297	722
	2021	37,897	―	―	22,642	3,466	722
	2020	37,883	―	―	21,992	1,865	386
Randall L. Braun	2022	48,690	―	―	24,684	4,880	1,109
	2021	40,434	―	―	14,342	2,638	1,109
	2020	34,550	―	―	17,152	1,397	1,109
Keith A. Leinenbach	2022	43,608	―	―	23,673	4,835	1,109
	2021	38,752	―	―	17,893	2,808	1,109
	2020	37,747	―	―	18,892	1,440	1,109
Amy D. Jackson	2022	18,952	―	―	13,746	1,443	252
Clay M. Barrett	2022	17,149	―	―	10,257	1,058	252

(a)
Amounts include (i) imputed income from personal use of automobile provided by the Company, (ii) country club dues paid by the Company (for Mr. Braun), (iii) a 5% discount off the market price of Company stock purchased by the Named Executive Officers under the Company’s Employee Stock Purchase Plan, (iv) a cash “retirement allowance” (intended to help salaried employees defray the cost of saving for retirement following the elimination in 2004 of a Company-funded retirement contribution to the Profit Sharing Plan) for each year (and which, for 2022, was provided in the following amounts: $44,692 (Dauby), $36,014 (Rust), $29,386 (Braun), $28,182 (Leinenbach), $18,852 (Jackson) and $16,789 (Barrett); for 2021, was provided in the following amounts: $28,808 (Dauby), $26,955 (Rust), $23,035 (Braun) and $22,944 (Leinenbach); and for 2020, was provided in the following amounts: $22,401 (Dauby), $26,181 (Rust), $20,419 (Braun) and $22,495 (Leinenbach), and are included in the Named Executive Officers’ paychecks throughout the year), and (v) a “longevity payment,” paid in November of each year.

(b)
The Named Executive Officers receive group term life insurance coverage equal to their base salary. The amounts in this column reflect the imputed income on the premiums for the Named Executive Officers’ coverage.

Grants of Plan-Based Awards
As noted above under the “Compensation Discussion and Analysis” section on “Compensation Components,” our Board, at its March 7, 2022 board meeting, adopted “balanced scorecards” that substantially established, for each of our then-current Named Executive Officers, the Board’s performance levels during the one- and three-year periods ending December 31, 2022, by which they would be considered for short-term and long-term incentive awards after the conclusion of 2022. At the meeting held March 7, 2022, and based on the extent to which the Board deemed the performance criteria to be satisfied, the Board authorized (a) the payment of short-term incentive awards (payable quarterly in 2023 in cash) to the Named Executive Officers for 2022 performance, and (b) the issuance of restricted shares as LTI Awards (to be issued on March 15, 2023, based on Company stock prices at the close of trading on March 14, 2023) based upon performance for the three-year performance period ending December 31, 2022.
The following table provides additional information regarding grants of plan-based awards for the three-year performance period ending December 31, 2022 (based on the good, very good and exceptional award levels as they existed as of December 31, 2022 under the balanced scorecards) to the Named Executive Officers.
GRANTS OF PLAN-BASED AWARDS
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Awards: Number of Securities Under- lying Options (#)	Exercise or Base Price of Option Awards ($/Share)
Name	Grant Date*	Good ($)	Very Good ($)	Exceptional ($)	Good (#)	Very Good (#)	Exceptional (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
D. Neil Dauby	03-07-22	217,500	362,500	507,500	5,832	9,719	13,606	―	―	―
Bradley M. Rust	03-07-22	132,000	220,000	308,000	3,539	5,899	8,258	―	―	―
Randall L. Braun	03-07-22	97,125	161,875	226,625	2,604	4,340	6,076	―	―	―
Keith A. Leinenbach	03-07-22	89,250	148,750	208,250	2,393	3,988	5,584	―	―	―
Amy D. Jackson	03-07-22	69,563	115,938	162,313	1,865	3,109	4,352	―	―	―
Clay M. Barrett	03-07-22	65,625	109,375	153,125	1,760	2,933	4,105	―	―	―

*
As explained above, the grants of short-term awards and long-term awards with respect to 2022 performance were approved on February 27, 2023, but such 2022 grants were awarded with reference to performance goals that were substantially established at a meeting of the Board held on March 7, 2022. Solely for purposes of this presentation, the “grant date” is considered to be the date of the substantial establishment of the balanced scorecard performance goals at the March 7, 2022 meeting of the Board.

(1)
These columns reflect the estimated good, very good and exceptional levels of the potential grants under the short-term incentive plan calculated using year-end 2022 salaries (under the balanced scorecard performance goals that were substantially established by Board action on March 7, 2022). The actual amounts of the awards (as fixed by action of the Board on February 27, 2023) have been reported in the Summary Compensation Table, above.

(2)
These columns reflect the estimated good, very good and exceptional levels of restricted shares that could have been awarded under the long-term incentive plan calculated using year-end 2022 salaries (under the balanced scorecard performance goals that were substantially established by Board action on March 7, 2022). The estimated number of restricted shares was determined by taking the projected long-term incentive award and dividing this amount by the market price of the Company’s common shares at the end of the Fiscal Year (based on the Nasdaq Official Closing Price of $37.30 for the Company’s common shares on December 30, 2022), then rounded up to the nearest whole number of shares.

Option Exercises and Stock Vested
The following table provides information on stock relating to grants becoming vested in 2022 with respect to the Named Executive Officers. The stock grants reported below consist of the following:
•
50% of the restricted stock portion of the LTI awards granted on March 15, 2020 (based on performance for the three-year period ending December 31, 2019), which vested effective December 5, 2022; and

•
one-third of the LTI restricted stock awards granted on March 15, 2021 (based on performance for the three-year period ending December 31, 2020), which vested effective March 15, 2022.

OPTION EXERCISES AND STOCK VESTED
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
D. Neil Dauby	―	―	1,581	62,575
Bradley M. Rust	―	―	1,778	70,293
Randall L. Braun	―	―	1,354	53,538
Keith A. Leinenbach	―	―	1,441	56,991
Amy D. Jackson	―	―	631	24,723
Clay M. Barrett	―	―	454	17,788
Outstanding Equity Awards at Fiscal Year-End
The following table includes information regarding the outstanding equity awards of our Named Executive Officers at December 31, 2022. For this purpose, the number of Stock Awards reported in column (g) represents (a) the unvested portions of the restricted shares granted in March 2021 (with respect to corporate performance during the three-year period ended December 31, 2020), (b) the unvested portions of the restricted shares issued in March 2022 (with respect to corporate performance during the three-year period ended December 31, 2021), and (c) all of the restricted shares issued in March 2023 (with respect to corporate performance during the three-year period ended December 31, 2022). The long-term corporate performance scorecards for the three-year period ended December 31, 2022, were established by Board action on March 7, 2022. The dollar values of the 2022 scorecard performance targets were determinable as of December 31, 2022 and, therefore, the number of shares actually issued March 15, 2023, in satisfaction of those dollar values (based on the March 14, 2023 fair market value of our common shares) are included in the column (g) figures as if they had been awarded effective December 31, 2022.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
D. Neil Dauby	―	―	―	―	―	19,974	745,043	―	―
Bradley M. Rust	―	―	―	―	―	14,292	533,104	―	―
Randall L. Braun	―	―	―	―	―	10,825	403,785	―	―
Keith A. Leinenbach	―	―	―	―	―	10,238	381,865	―	―
Amy D. Jackson	―	―	―	―	―	4,961	185,045	―	―
Clay M. Barrett	―	―	―	―	―	4,448	165,910	―	―
Nonqualified Deferred Compensation
As noted under “Compensation Discussion and Analysis” above under the section entitled “Retirement/ Deferred Compensation Benefits,” the Named Executive Officers participated in the Nonqualified Savings Plan in 2022. In addition, Messrs. Rust, Leinenbach and Braun are also each party to a supplemental executive retirement agreement with the Company’s bank subsidiary that provides for certain supplemental retirement benefits (which, as defined benefits, are disclosed in the “Pension Benefits” section below).
The following table provides information regarding nonqualified deferred contribution and earnings credits for 2022 with respect to the Named Executive Officers.
NONQUALIFIED DEFERRED COMPENSATION
Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings (Loss) in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at last FYE ($)(3)
(a)	(b)	(c)	(d)	(e)	(f)
D. Neil Dauby	42,947	25,341	(13,217)	―	90,974
Bradley M. Rust	18,692	18,052	1,367	―	110,386
Randall L. Braun	7,860	12,848	(3,002)	―	44,673
Keith A. Leinenbach	7,245	11,473	(730)	―	44,495
Amy D. Jackson	5,569	3,636	(227)	―	5,342
Clay M. Barrett	13,133	1,903	(4,382)	―	29,471

(1)
Amounts in column (c) represent the matching contributions accrued under the Nonqualified Savings Plan in 2022 that will be contributed in 2023, such amounts are also included in “All Other Compensation” (column (i)) of the Summary Compensation Table.

(2)
Earnings (losses) reported in column (d) represent the change in market value of the investments in which the Named Executive Officers direct the investment of their accounts.

(3)
The amounts in column (f) include compensation in the amount of $30,264 for Mr. Dauby, $71,762 for Mr. Rust, $29,235 for Mr. Braun, and $36,075 for Mr. Leinenbach that, in each case, was included in the Summary Compensation Table for years prior to 2022.

Pension Benefits
Mr. Rust is party to an Executive Supplemental Retirement Income Agreement that provides for a supplemental retirement benefit in the fixed amount (i.e., the benefit does not further increase based on either the age or the service of Mr. Rust) of $26,340 per year for fifteen years and an additional $10,000 death benefit. Mr. Rust is 100% vested in the benefit and amounts become payable upon his death, disability, termination of employment or retirement. Except in cases of death or disability, the benefit will commence on the first day of the month following his 65th birthday. If he terminates employment prior to age 65 but after age 60, he may elect to commence benefits prior to age 65 but a reduction will be applied equal to 6% per year for each year in which benefits are commenced prior to age 65. Death benefits, including a $10,000 burial benefit, are payable to Mr. Rust’s beneficiary under the plan.
Mr. Leinenbach is party to a Supplemental Executive Retirement Agreement with the Company’s bank subsidiary that provides for a supplemental retirement benefit in the amount of $500,000, plus interest. So long as he remains employed by the bank subsidiary through a retention date of December 31, 2023 (which represents the last day of the month in which his 65th birthday occurs), Mr. Leinenbach will receive the retirement benefit, in monthly installments, over a ten-year period that commences January 1, 2025.
Mr. Braun is party to a Supplemental Executive Retirement Agreement with the Company’s bank subsidiary that provides for a supplemental retirement benefit in the amount of $250,000, plus interest. So long as he remains employed by the bank subsidiary through a retention date of April 1, 2023, Mr. Braun will receive the retirement benefit, in monthly installments, over a ten-year period that commences January 1, 2024.
The following table provides information regarding benefits and distributions under these pension benefit arrangements with respect to the Named Executive Officers.
PENSION BENEFITS
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
D. Neil Dauby	―	―	―	―
Bradley M. Rust	Executive Supplemental Retirement Income Agreement	N/A(1)	152,901(2)	None
Randall L. Braun	Supplemental Executive Retirement Agreement	N/A(1)	0	None
Keith A. Leinenbach	Supplemental Executive Retirement Agreement	N/A(1)	0	None
Amy D. Jackson	―	―	―	―
Clay M. Barrett	―	―	―	―

(1)
The benefits under the supplemental executive retirement agreements with Messrs. Rust, Braun and Leinenbach are not dependent on credited years of service. Mr. Rust is 100% vested in the benefit under his agreement. Mr. Leinenbach’s right to retirement benefits is contingent upon his continuing employment by the bank subsidiary through December 31, 2023. Mr. Braun’s right to retirement benefits is contingent upon his continuing employment by the bank subsidiary through April 1, 2023.

(2)
The present value of Mr. Rust’s accumulated benefit reflects the payment of the retirement benefit in one hundred eighty (180) equal monthly installments commencing at normal retirement age and a discount rate equal to 4.0%.

Potential Payments upon Termination or Change in Control
We are not party to any severance or other employment agreements with the Named Executive Officers. In addition, we have not entered into any change in control agreements with any of the Named Executive Officers. The only potential termination/change in control benefits are as follows (determined as if the change in control occurred on December 31, 2022):
•
The 2019 LTI Plan and its predecessor, the German American Bancorp, Inc. 2009 Long-Term Equity Incentive Plan (the “2009 LTI Plan”), each provides that upon a change in control, and unless otherwise determined by the Board, all unvested awards become vested and all related restrictions lapse. No stock options have been issued under the 2019 LTI Plan or 2009 LTI Plan to the Named Executive Officers. However, as of December 31, 2022, there was a total of 28,122 shares of unvested restricted stock outstanding that were issued to the Named Executive Officers pursuant to previously granted LTI awards. Accordingly, had a change in control occurred as of December 31, 2022, each of the Named Executive Officers would have been entitled to vesting of their then-unvested restricted shares, which would have had the values set forth below.

	Scheduled to Vest March 15, 2023		Scheduled to Vest December 5, 2023		Scheduled to Vest March 15, 2024		Scheduled to Vest December 5, 2024		Scheduled to Vest March 15, 2025		Total Market Value of Shares(1) ($)
Name	Number of Shares (#)	Market Value of Shares(1) ($)	Number of Shares (#)	Market Value of Shares(1) ($)	Number of Shares (#)	Market Value of Shares(1) ($)	Number of Shares (#)	Market Value of Shares(1) ($)	Number of Shares (#)	Market Value of Shares(1) ($)
D. Neil Dauby	3,037	113,280	—	—	3,036	113,243	—	—	2,034	75,868	302,391
Bradley M. Rust	2,698	100,635	—	—	2,697	100,598	—	—	1,695	63,224	264,457
Randall L. Braun	2,101	78,367	—	—	2,100	78,330	—	—	1,325	49,423	206,120
Keith A. Leinenbach	2,071	77,248	—	—	2,071	77,248	—	—	1,226	45,730	200,226
Amy D. Jackson	—	—	710	26,483	—	—	455	16,972	—	—	43,455
Clay M. Barrett	—	—	525	19,583	—	—	341	12,719	—	—	32,302

(1)
Based on the closing price of $37.30 per share on December 30, 2022.

•
As noted under “Compensation Discussion and Analysis” above, under the section entitled “Retirement/Deferred Compensation Benefits,” the Named Executive Officers were participants in the Nonqualified Savings Plan as of December 31, 2022. If elected by the participant, he/she (or his/her beneficiary) will receive a lump sum or installment distribution of his/her deferrals and matching contributions from the Nonqualified Savings Plan, beginning upon termination of employment, retirement or early retirement. If elected by the Named Executive Officers, distribution of payments under the Nonqualified Savings Plan may be accelerated in the event of death, disability or a change in control of the Company. The account balances as of December 31, 2022 are disclosed in column (f) of the Nonqualified Deferred Compensation table, above.

•
As noted under the Pension Benefit disclosure above, Mr. Rust’s accrued benefit under his Executive Supplemental Retirement Income Agreement will become payable at age 65, unless he terminates after attaining age 60 and elects to commence a reduced early retirement benefit. If Mr. Rust is terminated without “Cause” (as defined under the agreement) prior to age 60, the benefit will commence, without reduction, on the first day of the month following his 65th birthday. However, if his termination of employment before age 60 is voluntary, Mr. Rust shall only be entitled to his vested accrued benefit existing at the termination date. Should Mr. Rust’s employment be terminated for Cause prior to age 65, his retirement benefit will be forfeited.

•
As noted under the Pension Benefit disclosure above, so long as each of Mr. Braun and Mr. Leinenbach remains employed by the bank subsidiary through his applicable Retention Date, he will receive the retirement benefits under his Supplemental Executive Retirement Agreement, in monthly installments, over a ten-year period that commences January 1, 2024 (in the case of Mr. Braun) or January 1, 2025 (in the case of Mr. Leinenbach). In the event such Named Executive Officer’s employment terminates prior to the applicable Retention Date due to death, disability or termination by the bank subsidiary for a reason other than for breach of the agreement or “Just Cause” (as defined under the applicable agreement), a proportionate amount of the retirement benefit would be paid to such NEO (or his respective beneficiaries) as provided above. The proportionate amount will be calculated by multiplying the retirement benefit by the number of full calendar months he was employed by the bank subsidiary after the date of the agreement divided by 24 (in the case of Mr. Braun) or 76 (in the case of Mr. Leinenbach). Should either of such Named Executive Officers resign voluntarily or his employment be terminated for Just Cause prior to the applicable Retention Date, such NEO’s retirement benefit will be forfeited.
CEO Pay Ratio
As a result of rules adopted under the Dodd-Frank Act, the SEC requires us to disclose the CEO to median employee pay ratio. Specifically, the CEO pay ratio is determined by calculating: (i) the median of the annual total compensation of all employees other than the CEO; (ii) the annual total compensation of the CEO; and (iii) the ratio of these amounts. The purpose of the disclosure is to provide a measure of the equitability of pay within the organization. The Company believes, through its compensation philosophy, that our CEO pay ratio yields an equitable result.
Because our employee population has changed as a result of our acquisition of Citizens Union Bancorp of Shelbyville, Inc., we have identified a new median employee for purposes of calculating our CEO Pay Ratio for 2022. In determining the median employee for 2022, a listing was prepared of all employees. We started with gross earnings for all individuals within our three companies: German American Bank, German American Investment Services, Inc. and German American Insurance, Inc. We omitted employees terminated during 2022. For employees hired during the year, we annualized their salaries based on their month of hire. With our CEO omitted from the list, there were 919 employees remaining. We then selected the 460th person on the list as our most comparative median employee in the organization.
Our CEO, Mr. Dauby, had 2022 annual total compensation of $1,374,051 as reflected in the Summary Compensation Table included in this proxy statement. Our median employee’s annual total compensation for 2022 was $49,190. As a result, we calculated that Mr. Dauby’s 2022 annual total compensation was approximately 28 times that of our median employee.
Pay Versus Performance
Pay Versus Performance Table
Year	Summary compensation table total for PEO(1) ($)	Compensation actually paid to PEO(2) ($)	Average summary compensation table total for non-PEO named executive officers(1) ($)	Average compensation actually paid to non-PEO named executive officers(2) ($)	Value of initial fixed $100 investment based on:		Net income(5) ($ Millions)	3-Year Average Growth in Adjusted Earnings per Share(6)
					Total shareholder return(3) ($)	Peer group total shareholder return(4) ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2022	1,374,051	1,196,188	689,558	629,669	112.33	110.78	$81,825	13%
2021	1,626,579	1,518,365	801,437	732,650	114.58	129.96	$84,137	18%
2020	1,370,874	1,122,181	626,800	531,450	95.22	92.90	$62,210	10%

(1)
Amounts represent “Summary Compensation Table” totals for our principal executive officers, or PEOs, and the average “Summary Compensation Table” totals for our remaining NEOs for the relevant fiscal year, which includes the individuals indicated in the table below for each fiscal year:

Year	PEO	Non-PEO NEOS
2022	D. Neil Dauby	Bradley M. Rust, Randall L. Braun, Keith A. Leinenbach, Amy D. Jackson and Clay M. Barrett
2021	Mark A. Schroeder	D. Neil Dauby, Bradley M. Rust, Randall L. Braun and Keith A. Leinenbach
2020	Mark A. Schroeder	D. Neil Dauby, Clay W. Ewing, Bradley M. Rust, Randall L. Braun and Keith A. Leinenbach

(2)
Amounts represent compensation actually paid to our PEOs and the average compensation actually paid to our remaining NEOs for the relevant fiscal year, as determined under SEC rules (and described below), which includes the individuals indicated in the table in footnote (1) above.

The table below provides the adjustments to the Summary Compensation Table (“SCT”) total compensation made to arrive at the compensation actually paid for the PEO and the average for Non-PEO NEOs:
	Fiscal Year (“FY”) 2022		FY 2021		FY 2020
Description	PEO ($)	Average for Non-PEO NEOs ($)	PEO ($)	Average for Non-PEO NEOs ($)	PEO ($)	Average for Non-PEO NEOs ($)
Deduct the amounts reported in the SCT for “stock awards” (column (e)) and “option awards” (column (f))	(403,122)	(168,145)	(421,906)	(187,585)	(358,801)	(141,882)
Add the fair value (“FV”) as of the end of the applicable FY of all awards granted during such FY that are outstanding and unvested as of the end of the FY	227,679	106,946	286,776	105,899	116,742	46,736
Add/Deduct the change as of the end of the applicable FY (from the end of the prior FY) in FV of any awards granted in any prior FY that are outstanding and unvested as of the end of such FY	(3,367)	(1,908)	10,390	3,725	(1,796)	(744)
Add, for awards that are granted and vest in the same year, the FV as of the vesting date	—	—	—	—	—	—
Add/Deduct the change as of the vesting date (from the end of the prior FY) in FV of any awards granted in any prior FY for which all applicable vesting conditions were satisfied at the end of or during the applicable FY	947	557	16,526	5,979	(4,838)	(1,994)
Subtract, for any awards granted in any prior FY that fail to meet the applicable vesting conditions during the applicable FY, the amount equal to the FV at the end of the prior FY	—	—	—	—	—	—

	Fiscal Year (“FY”) 2022		FY 2021		FY 2020
Description	PEO ($)	Average for Non-PEO NEOs ($)	PEO ($)	Average for Non-PEO NEOs ($)	PEO ($)	Average for Non-PEO NEOs ($)
Add any dividends or other earnings paid on stock or option awards in the applicable FY prior to the vesting date that are not otherwise included in the total compensation for such FY	—	—	—	—	—	—
Deduct aggregate change in the Actuarial Present Values reported under the “Change in Pension Value” Column of the SCT	—	2,660	—	3,195	—	2,532
Add, for all pension plans reported in the SCT, the aggregate of Service Cost and Prior Service Cost	—	—	—	—	—	—
Total	(177,863)	(59,889)	(108,214)	(68,786)	(248,693)	(95,351)

(3)
For the relevant fiscal year, represents the cumulative total shareholder return (“TSR”) of German American Bancorp, Inc. for the measurement periods ending on December 31 of each of 2022, 2021 and 2020, respectively.

(4)
For the relevant fiscal year, represents the cumulative TSR of the S&P Regional Banks Select Industry Index (“Peer Group TSR”) for the measurement periods ending on December 31 of each of 2022, 2021 and 2020, respectively.

(5)
Reflects “Net Income” in the company’s Consolidated Income Statements included in the Company’s Annual Reports on Form 10-K for each of the years ended December 31, 2022, 2021 and 2020.

(6)
The Company-Selected Measure is 3-Year Average Growth in Adjusted Earnings per Share. This measure is the average of the Company’s annual growth in adjusted EPS for each year in the 3-year period ending with the listed fiscal year. Adjusted EPS is a non-GAAP measure. For 2022, the Company’s annual GAAP net income (which is the basis for EPS) was adjusted to eliminate the after-tax impact of certain non-recurring expenses resulting from its merger with CUB, which the Company and its Board of Directors consider as being unrepresentative of the Company’s core operating performance including.

Description of Relationships Among Pay Versus Performance Measures
Relationship Between PEO and Non-PEO NEOs Compensation Actually Paid and Company Total Shareholder Return (“TSR”)
The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our other NEOs, and the Company’s cumulative TSR over the three most recently completed fiscal years.
Relationship Between PEO and Non-PEO NEOs Compensation Actually Paid and Net Income
The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our other NEOs, and our net income during the three most recently completed fiscal years.

Relationship Between PEO and Non-PEO NEOs Compensation Actually Paid and 3-Year Average Growth in Adjusted Earnings per Share
The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our other NEOs, and our 3-Year Average Growth in Adjusted Earnings per Share during each of the three most recently completed fiscal years.
Relationship Between Company TSR and Peer Group TSR
The following chart compares our cumulative TSR over the three most recently completed fiscal years to that of the S&P Regional Banks Select Industry Index over the same period.
Tabular List of Important Financial Measures
The most important financial performance measures used by the Company in 2022 to set the compensation for its principal executive officer, or PEO (i.e., our President and Chief Executive Officer), and all of its non-PEO Named Executive Officers are listed below:
•
3-Year Average Growth in Adjusted Earnings per Share.

•
3-Year Average Adjusted Return on Average Equity.

•
3-Year Average Adjusted Return on Average Assets.

•
Net Income.

DIRECTOR COMPENSATION
The Company compensates its directors for their service to the Company and the Company’s subsidiaries based on a twelve-month period commencing July 1 and ending on June 30 of the following year. The Company evaluates director pay using an analysis of its peer group’s reported director compensation and survey comparisons, in light of its desire to remain competitive in attracting and retaining qualified directors. The Committee last retained Blanchard Consulting Group (“BCG”) to conduct a comprehensive Board of Director compensation study in 2021, which provided us with director compensation data from our peer group and survey data sources. The BCG evaluation found that the Company’s director compensation for the average director was between the median (50th percentile) and 75th percentile values of our peer group. Based on this assessment and the Committee’s review of the information, it was determined that director compensation for 2022 should remain the same as it was for 2021. The Committee currently conducts a Board of Director market analysis biannually. As such, the Committee intends to conduct another Board of Director compensation study in 2023 to evaluate director pay.
For services as directors during the current annual period that commenced July 1, 2022, the Company compensates its non-employee directors through an annual retainer of $25,000 paid in cash (plus an additional annual retainer of approximately $25,000 paid in equity, as described further below) during 2022 in a lump sum (which was earned regardless of the number of meetings held or attended, and regardless of committee membership or attendance) and an additional attendance fee of $850 for each meeting of the Board that is attended during this period and $850 for each committee meeting that is attended during this period. The Company also paid, for services of directors during 2022, supplemental cash retainers to the Board’s Chairman (Mr. Schroeder) in the amount of $15,000, to the Board’s lead independent director (Mr. Seger) in the amount of $15,000, and to its committee chairs, as follows: (i) $8,500 to Mr. Root, as Chairman of the Board’s Audit Committee; (ii) $5,000 to Mr. Seger, as Chairman of the Board’s Governance/Nominating Committee; (iii) $5,000 to Mr. Bawel, as Chairman of the Board’s Compensation/Human Resources Committee; and (iv) $5,000 to Mr. Fine, as Chairman of the Board’s Credit Risk Management Committee.
Non-employee members of the Board who serve on the board of directors (including any regional advisory board) of at least one of the subsidiaries receives additional compensation for his or her service to such subsidiaries in the form of director/advisory fees for meetings actually attended of (i) $850 per meeting of the board of directors of German American Bank (the Company’s bank subsidiary), (ii) $850 for any meeting of a committee of the board of directors of our bank subsidiary or for any meeting of any regional advisory board of the bank subsidiary, (iii) $850 per meeting of the board of directors of German American Insurance, Inc., and (iv) $425 for each meeting of (A) the board of directors of German American Investment Services, Inc. and (B) the Wealth Advisory (Trust) Oversight Committee (which meetings occur sequentially on a quarterly basis). Additionally, those directors who travel from their primary residence or principal place of business, which is located outside of Dubois County, Indiana or the Indiana counties immediately adjacent to Dubois County, to meetings held at the Company’s headquarter offices, will be paid a $50 daily travel allowance in connection with his/her in-person attendance at board or assigned committee meetings.
Non-employee members of the Board who attend sessions of the Board of the Company, or of the Board’s committees that are held concurrently with sessions of the board of directors of the bank subsidiary (German American Bank) or of committees of that subsidiary’s board of directors receive a single meeting fee of $850 for the combination of the two concurrent meetings.
On December 19, 2022, the Board granted 689 shares of restricted common stock of the Company as an additional retainer to the then current non-employee members of the Board of Directors under the 2019 LTI Plan. Accordingly, 689 shares of common stock of the Company (restricted as to transferability and vesting under the terms of the Board resolutions granting the awards) were issued to each of the Company’s twelve (12) non-employee directors effective as of the close of business on December 19, 2022, or an aggregate of 8,268 shares. Under the terms of the award resolutions (except with respect to Messrs. Schroeder and Ramsey), none of the grants of restricted stock will be transferable prior to December 31, 2023, and each award will be (i) fully forfeited and all shares issued under the award will be canceled should the holder of the award not continue in service as a director of the Company through December 31, 2023 for any reason other than death or disability, and (ii) subject to a 50% forfeiture (for any reason other than disability) should a director fail to attend in person at least 75% of the aggregate number of meetings of the Board and the other corporate, subsidiary or affiliate boards and committees on which he or she was a member during the period commencing on January 1, 2023, through December 31, 2023, or fail to attend (other than by reason of disability or illness or bona fide emergency) the Company’s annual meeting of shareholders held in 2023.
In the cases of Messrs. Schroeder and Ramsey (each of whom, as discussed above, is leaving our Board following this year’s annual meeting), the award resolutions specified that, in lieu of the December 31, 2023 measurement date specified above, the date of May 18, 2023 be used as the date for measuring vesting of their restricted stock awards.
We feel director equity grants are an important part of our director compensation program as they truly tie the directors to the shareholders they represent. Non-employee directors are expected to attain an investment position in shares of our common stock (measured by the same rules as are used for determining the number of shares beneficially owned in our annual meeting proxy statement). On February 27, 2023, the Board of Directors approved changes to this ownership requirement to increase the multiple by which the investment position in shares of our common stock to four times the current retainer of $50,000 (which is paid in combination of cash and equity). Previously, the multiple has been three times the retainer. In addition, on February 27, 2023, the Board established a policy that all new non-employee directors must acquire such shares within five years after joining the Company’s Board of Directors, and current non-employee directors will have five years from the date of the implementation of the policy to acquire such shares. Excluding those non-employee directors that have joined our Board during the prior two years, all other non-employee directors met the requirements of our stock ownership policy as of the date of this proxy statement.
The table below shows all compensation paid during 2022 to our directors who served during 2022 and who were not also Executive Officers in 2022. Directors who are Executive Officers (which included Mr. Dauby) do not receive separate compensation as members of the Board.

DIRECTOR COMPENSATION TABLE
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards	Non-Equity Incentive Compensation	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)	All Other Compensation	Total ($)
Zachary W. Bawel	51,300	24,976	―	―	―	―	76,276
Susan J. Ellspermann	40,350	24,976	―	―	―	―	65,326
Marc D. Fine	56,450	24,976	―	―	―	―	81,426
Jason M. Kelly	50,600	24,976	―	―	―	―	75,576
Diane B. Medley	32,900	24,976	―	―	―	―	57,876
Chris A. Ramsey(2)	40,350	24,976	―	―	―	―	65,326
M. Darren Root	56,000	24,976	―	―	―	―	80,976
Christina M. Ryan	44,100	24,976	―	―	―	―	69,076
Mark A. Schroeder	50,250	24,976	―	―	―	1,210,249(3)	1,285,475
Thomas W. Seger	75,650	24,976	―	―	―	―	100,626
Jack W. Sheidler	52,200	24,976	―	―	―	―	77,176
Tyson J. Wagler	48,050	24,976	―	―	―	―	73,026

(1)
See description above regarding the grant on December 19, 2022 of 689 restricted shares to each of the non-employee directors. The market value of the restricted shares was computed based on the closing market price of the Company’s Common Shares on December 19, 2022 of $36.25. Subject to the continued service and attendance obligations described above, such restricted shares will vest on December 31, 2023 (except with respect to Messrs. Schroeder and Ramsey whose shares will vest on May 18, 2023).

(2)
As discussed above, Mr. Ramsey has informed the Company that he will not stand for re-election at this year’s annual meeting. As a result, Mr. Ramsey’s final term on the Board will end on May 18, 2023, the date of the 2023 annual meeting of shareholders.

(3)
Effective May 22, 2022, Mr. Schroeder retired as an executive officer of the Company, while continuing to serve as Chairman of the Board. In connection with Mr. Schroeder’s retirement as an executive officer, upon the recommendation of the Board’s Compensation/Human Resources Committee, the Board accelerated vesting of (i) 17,266 shares of restricted stock held by Mr. Schroeder that otherwise would have vested at various dates ending on March 15, 2025, and (ii) $131,063 in cash incentive awards held by Mr. Schroeder that otherwise would have vested at various dates ending on March 15, 2023. The amount in the “All Other Compensation” column includes $444,661 of employment compensation received by Mr. Schroeder prior to his retirement and the value of the accelerated vesting awards discussed above.

As discussed above, Mr. Schroeder’s retirement from the Board will become effective on May 18, 2023, the date of the 2023 annual meeting of shareholders.
German American Deferred Director Compensation Plan.   The Deferred Director Compensation Plan allowed members of the Board of Directors of the Company’s bank subsidiary to elect to defer the receipt and taxation on a portion of their director fees while serving on that board of directors. The Plan was frozen as of December 31, 1996, and no additional fees have been deferred into the Plan since then. Mr. Schroeder is the only participant in this frozen Deferred Director Compensation Plan.

TRANSACTIONS WITH RELATED PERSONS
Since January 1, 2022, we have not participated in any transaction or series of related transactions (and there is no currently proposed transaction as of the date of this proxy statement) that involved (or is proposed to involve) an amount greater than $120,000 in which any of our directors, Executive Officers or members of their immediate families had (or would have) a direct or indirect material interest.
The Company’s bank subsidiary has (and expects to continue to have in the future) loan transactions in the ordinary course of business with directors and officers of the Company and their associates and members of their immediate families. These loans have been made on substantially the same terms, including interest rates, collateral and repayment terms on extensions of credit, as those prevailing at the same time for comparable loans with persons not related to the lender and did not involve more than the normal risk of collectability or present other unfavorable features, and none of them are disclosable by us as nonaccrual, past due, restructured or potential problems (as those terms are defined by an SEC industry guide applicable to disclosures by bank holding companies).
As required by the listing standards of Nasdaq, the Audit Committee of our Board has the authority and responsibility for reviewing and approving all related party transactions of a type and size that would be required to be reported to shareholders and the SEC under the rules of the SEC for disclosure of related person transactions. Accordingly, transactions in which we participate (or are proposed to participate) that are covered by this review and approval requirement include but are not limited to most types of financial transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements, or relationships, in which any of our directors, Executive Officers or members of their immediate families have a direct or indirect material interest (as determined in accordance with the SEC rules) and involve an amount in excess of $120,000. Certain types of transactions are not reportable in our annual meeting proxy statements under the SEC related person transaction disclosure rules, however, and therefore do not require Audit Committee review, including:
•
loan transactions of our Company’s bank subsidiary in which our directors, Executive Officers or members of their immediate families may have a direct or indirect material interest, if such loans satisfy the standards (described by the preceding paragraph) for non-disclosure under the SEC rules;

•
payments of dividends made by us to our directors and our Named Executive Officers solely as a result of their ownership of our common shares;

•
compensation paid by us to our directors and to our Named Executive Officers that is disclosable as compensation in our annual meeting proxy statements and is in fact disclosed as such; and

•
compensation paid to any Executive Officer (other than a Named Executive Officer) if he or she is not an immediate family member of another Executive Officer or director, such compensation would have been reportable as compensation in this proxy statement if he or she were a Named Executive Officer for the year in question, and the compensation has been approved by our Compensation/Human Resources Committee.

Neither our Board nor its Audit Committee has adopted any written statement of policies and procedures to be applied in reviewing any such related person transactions, other than the provision in the Audit Committee charter described above that defines the types of transactions requiring review and approval. The Audit Committee, however, in reviewing and approving any such related person transaction, would be bound to abide by the standards of loyalty and care established by the Indiana Business Corporation Law for directors of corporations (like the Company) that are incorporated under Indiana law. These standards require that the directors on the Audit Committee, based on the facts then known to them, discharge their duties as members of the Audit Committee in good faith; with the care an ordinarily prudent person in a like position would exercise under similar circumstances; and in a manner that they reasonably believe to be in the best interests of the Company.

PROPOSAL 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION
Our Board is committed to excellence in governance and is aware of the significant interest in executive compensation matters by investors and the general public.
The Company has designed its executive compensation program to attract, motivate, reward and retain the senior management talent required to achieve our corporate objectives and increase shareholder value. We believe that our compensation policies and procedures are centered on pay-for-performance principles and are strongly aligned with the long-term interests of our shareholders. See “Compensation of Executive Officers — Compensation Discussion and Analysis” above.
The Securities and Exchange Commission has adopted requirements commonly referred to as the “Say-on-Pay” rules. As required by those rules, the Company is presenting the following proposal, which gives you as a shareholder the opportunity to endorse or not endorse our pay program for our Executive Officers identified in the Executive Compensation section of this proxy statement by voting for or against the following resolution (a “say-on-pay” vote). While the vote on the resolution is advisory in nature and therefore will not bind us to take any particular action, our Board intends to carefully consider the shareholder vote resulting from the proposal in making future decisions regarding our compensation program.
“RESOLVED, that the shareholders approve the compensation of the Company’s Executive Officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative executive compensation disclosures contained in the proxy statement.”
Required Vote of Shareholders
The affirmative vote of a majority of the votes cast by holders of common shares who are present in person or by proxy at a meeting at which a quorum is present is required (on a non-binding advisory basis) to endorse the compensation of the Company’s Executive Officers pursuant to Proposal 2.
Our Board recommends that you vote FOR approval of the resolution approving the compensation of our Executive Officers (Proposal 2 on the proxy card).

PROPOSAL 3
ADVISORY VOTE ON THE FREQUENCY OF THE VOTE ON
EXECUTIVE COMPENSATION
As required by the “Say-on-Pay” rules, the Company is presenting this proposal, which gives you as a shareholder the opportunity to inform the Company as to how often you wish the Company to include a say-on-pay proposal, similar to this year’s Proposal 2, in our future proxy statements (a “say-on-frequency” vote). While this say-on-frequency vote is advisory in nature and therefore will not bind us to adopt any particular frequency, our Board intends to carefully consider the shareholder vote resulting from the proposal in determining how frequently we will hold “say-on-pay” votes.
Shareholders have the choice to vote for one of the following choices, as indicated on the proxy card: to hold the advisory vote on executive compensation every third year (“3 Years” on the proxy card), every other year (“2 Years” on the proxy card), or every year (“1 Year” on the proxy card), or to abstain from voting.
Please mark your proxy card to indicate your preference on this Proposal or your abstention if you wish to abstain. If you fail to indicate your preference or abstention, your shares will be treated as though you chose to abstain on this proposal.
Our Board values constructive dialogue on executive compensation and other important governance topics with our shareholders. The Company’s executive compensation program is designed to support long-term value creation, and an advisory vote every three years, or a triennial vote, will allow shareholders to better judge the Company’s executive compensation program in relation to its long-term performance. One of the core principles of our executive compensation program is to ensure management’s interests are aligned with our shareholders’ interests to support long-term value creation. Accordingly, we grant awards with multi-year vesting periods to encourage our Executive Officers to focus on long-term performance, and recommend a triennial vote, which would allow our executive compensation programs to be evaluated over a similar timeframe and in relation to our long-term performance. In addition, our Board believes a triennial vote will provide an effective way to obtain information on shareholder sentiment about our executive compensation program by allowing adequate time for the Company to respond to shareholders’ feedback and engage with shareholders to understand and respond to the vote results. Our Board therefore recommends that shareholders vote FOR the “every third year” alternative (the box for “3 Years” on the proxy card).
Required Vote of Shareholders
Shareholders are not voting to approve or disapprove the recommendation of our Board with respect to this issue; rather, they are casting votes (on a non-binding advisory basis) for which of the three alternatives they prefer. A plurality of the votes cast on this Proposal will determine the frequency selected by the shareholders.
Our Board recommends that you vote FOR the “every third year” alternative as to frequency of future advisory votes on executive compensation (the “3 Years” box in Proposal 3 on the proxy card).

PROPOSAL 4
ADVISORY VOTE ON THE APPROVAL OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
In accordance with its charter, the Audit Committee of our Board has selected the firm of Crowe LLP (“Crowe”), an independent registered public accounting firm, to be the Company’s auditors for the fiscal year ending December 31, 2023, and our Board is asking shareholders (on a non-binding advisory basis) to approve that appointment. We are not required to have the shareholders approve the selection of Crowe as our independent auditor. We nonetheless are doing so because we believe it is a matter of good corporate practice. If the shareholders do not approve the selection, the Audit Committee will reconsider the retention of Crowe, but ultimately may decide to retain Crowe as the Company’s independent auditor. Even if the selection is approved, the Audit Committee, in its discretion, may change the appointment at any time if it determines that such a change would be in the best interests of the Company and its shareholders.
Before selecting Crowe, the Audit Committee carefully considered that firm’s qualifications as an independent registered public accounting firm for the Company. This included a review of its performance in prior years, including the firm’s efficiency, integrity and competence in the fields of accounting and auditing. The Audit Committee has expressed its satisfaction with Crowe in all of these respects. The Company has been advised by Crowe that neither it nor any of its associates has any direct or material indirect financial interest in the Company.
Crowe served as independent registered public accounting firm for the Company with respect to the audits of the Company’s consolidated financial statements and internal control over financial reporting for 2022 and has been engaged by the Company’s Audit Committee to serve as independent registered public accounting firm for the Company with respect to the audits of the Company’s consolidated financial statements and internal control over financial reporting for 2023. Representatives of Crowe will be present at the annual meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
Our Board recommends that shareholders vote “FOR” approval of the appointment of Crowe as the Company’s independent registered public accounting firm for fiscal 2023.
Required Vote of Shareholders
The affirmative vote of a majority of the votes cast by holders of common shares who are present in person or by proxy at a meeting at which a quorum is present is required (on a non-binding advisory basis) to approve the appointment of Crowe.
Our Board recommends that you vote FOR the proposal to approve Crowe as the Company’s registered independent public accounting firm for 2023 (Proposal 4 on the proxy card).

SECTION 16(A): BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and Executive Officers and persons who beneficially own more than ten percent of the Company’s Common Shares to file with the Securities and Exchange Commission reports showing ownership of and changes in ownership of the Company’s Common Shares and other equity securities. We prepare and file these reports on behalf of our directors and Executive Officers. To our knowledge, all Section 16(a) reporting requirements applicable to our directors and Executive Officers were satisfied in a timely manner, except for the inadvertent failure of (i) Director Ramsey to timely report a single restricted stock grant, and (ii) Director Medley and Executive Officers Jackson, Barrett and Schuler to timely file their initial Forms 3.
SHAREHOLDER PROPOSALS FOR 2024 ANNUAL MEETING
A shareholder desiring to submit a proposal for inclusion in the Company’s proxy statement for the annual meeting of shareholders to be held in the year 2024 must deliver the proposal so that it is received by the Company no later than December 5, 2023.
If notice of any other shareholder proposal intended to be presented at the 2024 annual meeting is not received by the Company on or before February 18, 2024, the proxy solicited by our Board for use in connection with that meeting may confer authority on the proxies to vote in their discretion on such proposal, without any discussion in the Company’s proxy statement for that meeting of either the proposal or how such proxies intend to exercise their voting discretion.
In addition to satisfying the foregoing requirements, in order to comply with the universal proxy rules, a shareholder who intends to solicit proxies in support of director nominees for election at the 2024 annual meeting of the shareholders, other than the Company’s nominees, must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 19, 2024.
Any proposals or notices should be mailed to the Chairman of the Governance/Nominating Committee of the Board of Directors, in care of the Corporate Secretary, at German American Bancorp, Inc., 711 Main Street, P. O. Box 810, Jasper, Indiana 47547-0810, by certified mail, return-receipt requested.

004CTN3722

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Your vote matters —  here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by 1:00 am, (Central Time), on May 18, 2023. Online Go to www.envisionreports.com/GABC or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/GABC 2023 Annual Meeting Proxy Card q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q A Proposals The Board ofDirectors recommends a vote FOR all the nominees listed, FOR Proposals 2 and 4, andfor 3YEARS on Proposal 3. 1. Election of Directors: For Withhold For Withhold For Withhold + 01 — Angela Curry 02 — Diane B. Medley 03 — M. Darren Root 04 — Jack W. Sheidler For   Against Abstain   3. To advise on the frequency of the advisory vote on   3 Years 2 Years 1 Year   Abstain 2. To approve, on an advisory basis, the compensation of our Executive Officers who are named in the compensation executive compensation disclosures in the accompanying Proxy Statement 4. To approve, on an advisory basis, the appointment of Crowe LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2023 BAuthorized Signatures This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

2023 Annual Meeting Admission Ticket 2023 Annual Meeting of German American Bancorp, Inc. Shareholders May 18, 2023, 6:30 pm ET Klub Haus 61 2031 Newton Street, Jasper, Indiana Upon arrival, please present this admission ticket and photo identification at the registration desk. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The material is available at: www.envisionreports.com/GABC Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/GABC q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q PROXY — GERMAN AMERICAN BANCORP, INC. + Proxy Solicited by Board of Directors for Annual Meeting of Shareholders — May 18, 2023 Zachary W. Bawel and Chris A. Ramsey, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of German American Bancorp, Inc. to be held on May 18, 2023 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted as directed on the reverse side. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees, FOR Proposals 2 and 4, and for 3 YEARS on Proposal 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) C Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below.